EXHIBIT 2.1
***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2

Execution Version
PFIZER MANUFACTURING FRANKFURT GMBH
PFIZER INC.
RM 2875 VERMÖGENSVERWALTUNGS GMBH
(in future: MannKind Deutschland GmbH)
AND
MANNKIND CORPORATION

LIP ASSET OR BUSINESS SALE AND PURCHASE AGREEMENT

THIS LIP ASSET OR BUSINESS SALE AND PURCHASE AGREEMENT is made on 6 March 2009
BETWEEN
(1)	Pfizer Manufacturing Frankfurt GmbH, with statutory seat in Frankfurt am Main, Federal Republic of Germany, registered in the commercial register at the local court of Frankfurt am Main under HRB 81803 (the “Seller”);

(2)	Pfizer Inc., a Delaware corporation with principal executive offices at 235 East 42nd Street, New York, New York 10017, USA (“Pfizer Inc.”);

(3)	RM 2875 Vermögensverwaltungs GmbH (in the future: MannKind Deutschland GmbH), with statutory seat in Munich, Federal Republic of Germany, registered in the commercial register at the local court of Munich under HRB 177304 (the “Purchaser”); and

(4)	MannKind Corporation, a Delaware corporation with principal executive offices at 28903 North Avenue Paine, Valencia, CA 91355, USA (“MannKind Corp.”).
WHEREAS
1.	The Seller, legal successor of Pfizer Manufacturing Frankfurt GmbH & Co. KG (formerly Diabel GmbH & Co KG), owns and operates a large insulin manufacturing plant in the Industriepark Hoechst. The plant is located on a plot of land for which the Seller holds a heritable building right (Erbbaurecht). In addition, the Seller has an option to acquire one, respectively two, heritable building right(s) for an adjacent part of a plot of land to construct a pharmaceutical manufacturing plant on such part of the plot on the basis of an option agreement with the operator of the Industriepark Hoechst, i.e. Infraserv GmbH & Co. Hoechst KG.

2.	The Seller and the Purchaser acknowledge that (i) the sale of the heritable building right as well as the sale of the option right, mentioned under Section 1 above, require the consent of Infraserv GmbH & Co. Hoechst KG and (ii) the sale of the heritable building right is subject to a right of first refusal of Sanofi-Aventis Deutschland GmbH (formerly trading as “Hoechst Marion Roussel Deutschland GmbH”).

3.	Prior to entering into this Agreement the Purchaser has conducted a thorough review of the Seller’s business of manufacturing bulk insulin at the large insulin manufacturing plant.

4.	If Infraserv GmbH & Co. Hoechst KG does not consent to the sale and transfer of the heritable building right as well as the sale of the option right by 3 April 2009 the Seller desires to sell and the Purchaser desires to purchase certain assets pertaining to the manufacturing of bulk insulin according to the terms and conditions of this Agreement. The Parties acknowledge that, in this event, the Purchaser will not continue the operation of the large insulin manufacturing plant, but will remove the acquired assets and dismantle (abbauen) the large insulin manufacturing plant.

5.	If Infraserv GmbH & Co. Hoechst KG consents to the sale and transfer of the heritable building right as well as the sale of the option right by 3 April 2009, the Seller desires to sell and the Purchaser desires to purchase, subject to the right of first refusal of Sanofi-Aventis Deutschland GmbH, the heritable building right as well as the option right including certain assets pertaining to the production of bulk insulin according to the terms and conditions of this Agreement.
NOW, therefore, the Parties agree as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Capitalised terms and expressions used in this Agreement shall be interpreted as follows:

“Agreement”	shall mean the LIP Asset or Business Sale and Purchase Agreement;

“Actual Demolition Cost”	shall have the meaning set forth in Section 16.2.6;

“AktG”	shall mean the German Stock Corporation Act (Aktiengesetz);

“AO”	shall mean the German General Tax Act (Abgabenordnung);

“Assets”	shall mean the LIP Assets or the LIP Business Assets, as the case may be;

“Bank Guarantee”	shall mean an insolvency remote (insovenzsicher) bank guarantee issued by the Committed Bank or any other reputable bank of international standing;

“BGB”	shall mean the German Civil Code (Bürgerliches Gesetzbuch);

“Breach”	shall mean a Seller’s or Purchaser’s Guarantee being untrue or incorrect or a Seller’s or Purchaser’s covenant being breached;

“Buildings”	shall have the meaning set forth in Section 12.2.2 of Annex 1.1(Q);

“Bulk Insulin Inventory”	shall mean all of Seller’s inventory of bulk insulin manufactured until the LIP Asset Sale Closing Date or the LIP Business Sale Closing Date, as the case may be, as specified by batch numbers listed on Annex 1.1(B);

“Bulk Insulin IP-Rights”	shall mean all Intellectual Property legally or beneficially owned (including by way of license by a third party) by the Seller (or, for the avoidance of doubt, an entity of the Pfizer Group) at the Closing Date, 00:00 h, and all Intellectual Property used by the Seller at the Closing date, 00:00 h, or which was created, generated or acquired for use by the Seller at the Closing Date, 00:00 h in each case relating to the manufacturing of bulk insulin, including, for the avoidance of doubt, (i) the rights to the DMF, all records relating to the DMF, and (ii) all of the Seller’s rights under the License Agreement and (iii) any records and assets transferred to the Seller under the License Agreement, and (iv) any rights, records and assets legally or beneficially owned or used by the Seller which were originally acquired by the Pfizer Group under the EPA;

“Business Days”	shall mean any day other than a Saturday or Sunday, on which the banks are open for regular business in New York City, New York, United States of America and Frankfurt am Main, Federal Republic of Germany;

“Business Proposal”	shall have the meaning set forth in Section 7.5;

“Business”	shall mean the business of manufacturing bulk insulin at the LIP substantially as conducted by the Seller prior to the transfer of the production of the LIP in a stand-by status and until the Closing Date;

“Cash Notification”	shall have the meaning set forth in Section 7.11;

“Claim”	shall mean any claim under or for breach of this Agreement, including any claim for damages or indemnification due to a Seller’s Guarantee or Purchaser’s Guarantee being incorrect or a covenant being breached;

“Closing Actions”	shall mean the actions set out in Section 9.2 collectively or individually;

“Closing Condition(s)”	shall have the meaning set forth in Section 5.1;

“Closing Date”	shall mean the LIP Asset Sale Closing Date or the LIP Business Sale Closing Date, as the case may be;

“Closing Memorandum”	shall have the meaning set forth in Section 9.3;

“Closing”	shall mean the consummation of all of the LIP Asset Sale Closing Actions or the LIP Business Sale Closing Actions, as the case may be;

“Collective Agreements”	shall have the meaning set forth in Section 8.2 of Annex 1.1(Q);

“Committed Bank”	shall mean Merrill Lynch who has issued the commitment letter, a copy of which is attached as Annex 1.1(C), in relation to the Bank Guarantee;

“Common Stock”	shall mean the shares of common stock, par value USD 0.01 per share, of MannKind Corp.;

“Compliance-Related Matters”	shall have the meaning set forth in Section 11.4.3;

“Condition Precedent”	shall have the meaning set forth in Section 2.2;

“Condition Subsequent”	shall have the meaning set forth in Section 2.1;

“Consideration Shares”	shall mean the Common Stock to be issued or issued to the Seller in accordance with the terms of this Agreement;

“Contingent Value	shall mean the contingent value rights agreement

Rights Agreement”	substantially in the form of Annex 1.1(D);

“Continuing Employees”	shall have the meaning set forth in Section 8.11;

“Contracts”	shall mean the contracts to which the Seller is a party and which relate to the Business and are unperformed (wholly or partly) at the LIP Business Sale Closing Date and which are listed in Annex 1.1(E);

“Data Harvest”	shall have the meaning set forth in Section 1.1;

“Data Room”	shall mean the physical data room of documents provided by the Seller to the Purchaser for inspection between 3 December 2008 and 3 March 2009 as updated until the Closing Date;

“Data Room Index”	shall mean the data room index in Annex 1.1(F);

“Data Trustee”	shall have the meaning set forth in Section 1.1;

“Demolition Costs”	shall mean the aggregate costs arising and incurred by the Seller, acting prudently and using its best efforts to mitigate, in connection with the measures described under Sections 16.2.2 through 16.2.5 from the LIP Asset Sale Closing Date until finalization of the measures described under Sections 16.2.2 through 16.2.5;

“Demolition Cost Payment”	shall have the meaning set forth in Section 9.2.2;

“DMF”	shall mean the drug master file for the Bulk Insulin Inventory containing all chemistry, manufacturing and controls data and, in cases where required by specific regulatory agencies, additional data on file with any regulatory authority;

“Down Payment”	shall have the meaning set forth in Section 7.1;

“Employees”	shall mean all of the employees (without apprentices) working in the LIP as of November 6, 2008 and, in the event of the LIP Business Sale, to be transferred from the Seller to the Purchaser at Closing by operation of law pursuant to section 613a BGB; a list of the employees working in the LIP as of the date hereof, including name, birth date, marital status, number of children, education, hire date, remuneration and other benefits, description of work place, function, and as far as applicable maternity leave, child care leave, certified disablement (Schwerbehinderung oder Gleichstellung) and membership in an employee representative body is attached as Annex 1.1(G);

“Employee-Related Matters”	shall have the meaning set forth in Section 11.4.1;

“Environment Law”	shall have the meaning set forth in Section 7.2 of Annex 1.1(Q);

“Environment-Related Matters”	shall have the meaning set forth in Section 11.4.2;

“EPA”	shall mean the Exubera Purchase Agreement between Sanofi-Aventis Deutschland GmbH and certain of its affiliates named therein as sellers and PFIZER and Pfizer Manufacturing Deutschland GmbH (under its former name and form “Heinrich Mack Nachf. GmbH & Co. KG”) as buyers, dated 13 January 2006 (notarial deed no. 10/2006 and 11/2006 of public notary Wendelin von Ketelhodt, Frankfurt am Main) as amended;

“Equipment”	shall mean the fixed plant and machinery owned by the Seller which is located on the Property and which was used in the manufacturing of bulk insulin, including those which qualifies as accessories (Zubehör) in the meaning of Section 97 BGB or as associated with the Property for a transitional period of time (nur zum vorübergehenden Zweck verbunden, Scheinbestandteil) in the meaning of Section 95 BGB, for the avoidance of doubt, excluding Excluded Assets;

“Escrow Amount”	shall have the meaning set forth in Section 8.11;

“Exchange Act”	shall mean the U.S. Securities and Exchange Act of 1934, together with the rules and regulations thereunder, as amended;

“Excluded Assets”	shall have the meaning set forth in Section 3.1;

“Final Drop Dead Date”	shall have the meaning set forth in Section 5.5;

“Fixed Assets”	shall mean the (i) tangible assets as defined in section 266 para 2 A II 2, 3 and 4 HGB and listed, as of 19 February 2009, in Annex 1.1(H), and (ii) stocks (including raw material for the production of bulk insulin) as defined in section 266 para 2 B I HGB and listed, as of 18 February 2009 in Annex 1.1(I), in each case excluding the (a) Bulk Insulin Inventory and (b) tangible assets and stocks sold, destroyed or otherwise disposed of by the Business in the ordinary course of business by the Closing Date, and including the tangible assets and stocks acquired by the Business by the Closing Date;

“GBO”	shall mean the German Land Register Code (Grundbuchordnung);

“German Federal Cartel Office”	shall mean the German Federal Cartel Office (Bundeskartellamt) with its seat in Bonn, Federal Republic of Germany;

“GWB”	shall mean the German Act Against Restraints on Competition (Gesetz gegen Wettbewerbsbeschränkungen);

“HBR 1998”	shall collectively mean (i) the offer to enter into a heritable building right agreement (Erbbaurechtsvertrag) recorded on 22 October 1998 by the notary Michael Spring with his registered office in Frankfurt/Main (deed no. 530/1998) and (ii) its acceptance dated 9 December 1998 recorded by the notary Michael Spring with his registered office in Frankfurt/Main (deed no. 678/1998);

“HBR 2006”	shall mean the amendment to the HBR 1998, recorded on 29 September 2006 by the notary Dr. Annegret Bürkle with her registered office in Frankfurt/Main (deed no. B 967/2006);

“HBR Transfer	shall mean the heritable building right transfer agreement substantially in the form set out in An-

Agreement”	nex 1.1(J);

“Heritable Building Right Agreement”	shall mean the agreement on a heritable building right (Erbbaurecht) as agreed by the HBR 1998 and the HBR 2006;

“Heritable Building Right Register”	shall mean the heritable building right register (Erbbaugrundbuch) of Schwanheim, at the local court (Amtsgericht) Frankfurt branch Hoechst, folio 8487;

“Heritable Building Right”	shall mean the heritable building right (Erbbaurecht) encumbering the Property in favour of the Seller, granted pursuant to the Heritable Building Right Agreement, registered under serial no. 35 in section II of the Land Register and in the Heritable Building Right Register as described in Annex 1.1(K);

“HGB”	shall mean the German Commercial Code (Handelsgesetzbuch);

“Indemnitee”	shall have the meaning set forth in Section 14.1;

“Indemnitor”	shall have the meaning set forth in Section 14.1;

“Information Letter”	shall have the meaning set forth in Section 8.2;

“Information”	shall have the meaning set forth in Section 11.3;

“Infraserv”	shall mean Infraserv GmbH & Co. Hoechst KG, with its registered office in Frankfurt/Main, registered in the commercial register (Handelsregister) at the local court (Amtsgericht) Frankfurt/Main under HRA 28182, the operator of the Industriepark Hoechst;

“Infraserv Consent”	shall have the meaning set forth in Section 7.2;

“Infraserv Due Date”	shall mean 3 April 2009 or such other later date as agreed between the Parties in writing;

“Intellectual Property”	shall mean all industrial and intellectual property rights, whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights including, without limitation, patents (includ-

ing continuation, divisional, continuation in part, re-examination and reissue patent applications, and any patent issuing therefrom), petty patents, utility models, design patents, registered and unregistered designs, copyright (including moral rights and neighboring rights), integrated circuits and other sui generis rights, trade marks, trading names, service marks, logos, the get-up of products and packaging, geographical indications and applications and other signs used in trade, internet domain names, unique marketing codes, rights in know-how, mask works, inventions (including employee inventions (Diensterfindungen) that have been claimed (in Anspruch genommen) by the Seller (or as to which the Seller has the right to claim) in accordance with the German Law on Employee Inventions (Arbeitnehmererfindungsgesetz) or comparable foreign laws), discoveries, methods, processes, techniques, methodologies, formulae, algorithms, technical data (such as manufacturing documentation), specifications, research and development information, technology, data bases, source codes in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure as well as object codes, flow charts, manuals, product documentation, publicity rights and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world;

“IP-Related-Matters”	have the meaning set forth in Section 11.4.4;

“Land Register”	shall mean the land register (Grundbuch) of Schwanheim at the local court (Amtsgericht) of Frankfurt branch Hoechst, folio 8178;

“Lease Agreements”	shall mean the lease agreements attached in Schedule 13.1 to Annex 1.1(Q);

“License Agreement”	shall mean the amended and restated license agreement between Sanofi-Aventis and the Seller (under its former name and form Diabel GmbH & Co. KG) dated 28 February 2006;

“LIP”	shall mean the Seller’s large insulin plant for the manufacturing of bulk insulin presently located at Industriepark Höchst, Geb. FG 680, 65926 Frankfurt am Main, Germany;

“LIP Assets”	shall have the meaning set forth in Section 2.1;

“LIP Asset Benefits”	shall have the meaning set forth in Section 2.1.5;

“LIP Asset Sale”	shall mean the sale and purchase of the LIP Assets pursuant to Section 2.1;

“LIP Asset Sale Closing”	shall mean the consummation of the LIP Asset Sale Closing Actions;

“LIP Asset Sale Closing Actions”	shall mean the actions to be performed on the LIP Asset Sale Closing Date according to Section 9.2;

“LIP Asset Sale Closing Conditions”	shall mean the Closing Conditions set out in Sections 5.1.1 through 5.1.3;

“LIP Asset Sale Closing Date”	shall have the meaning set forth in Section 9.1;

“LIP Business Assets”	shall have the meaning set forth in Section 2.2;

“LIP Business Sale”	shall mean the sale and purchase of the LIP Business Assets pursuant to Section 2.2;

“LIP Business Sale Closing”	shall mean the consummation of the LIP Business Sale Closing Actions;

“LIP Business Sale Closing Actions”	shall mean the actions to be performed on the LIP Business Sale Closing Date according to Section 10.2;

“LIP Business Sale Closing Conditions”	shall mean the Closing Conditions set out in Sections 5.1.1 through 5.1.4;

“LIP Business Sale Closing Date”	shall have the meaning set forth in Section 10.1;

“LIP Records”	shall mean all of the Seller’s books and records relating to the Fixed Assets and the Equipment, excluding, any records regarding the Employees or Tax matters of the Business;

“Logfile”	Shall mean the logfile in Annex 1.1(L);

“MannKind Corp.”	shall have the meaning set forth in the lead-in to this Agreement;

“MannKind Corp.’s Guarantees”	shall mean all or any of MannKind Corp.’s statements set forth in Annex 12(B);

“Merger Control Clearance”	shall have the meaning set forth in Section 6.4;

“NASDAQ Notification Form”	shall have the meaning set forth in Section 4.1;

“Notary”	shall mean public notary Dr. Wolfgang Hanf, Frankfurt am Main, Germany;

“Notary Account”	shall mean the trust account of the Notary notified by the Notary to the Parties;

“Notification”	shall mean the notification to be sent to Sanofi-Aventis regarding the exercise of the ROFR substantially in the form set out in Annex 1.1(M);

“Objection Period”	shall have the meaning set forth in Section 8.4;

“Option Agreement”	shall mean the agreement regarding the Option Right between Infraserv and the Seller dated 29 September 2006 (notarial deed no. B 968/2006 of notary Dr. Annegret Bürkle, Frankfurt am Main);

“Option Plot”	shall mean this part of the real property (Grundstück) plot (Flur) no. 29, subplot (Flurstück) 4/50, registered under serial no. 78 in the Land Register for which the Option Right is granted and which is defined in annex 2 to the Option Agreement;

“Option Right”	shall mean the Seller’s right to acquire one, respectively two, heritable building right(s) (Erbbaurechte) regarding the Option Plot to construct a pharmaceutical manufacturing plant under and in accordance with the Option Agreement;

“Option Right Prenotation”	shall mean the prenotation (Vormerkung) with regard to the Option Right, registered under serial no. 41 in section II of the Land Register;

“Option Right Transfer Agreement”	shall mean the agreement to transfer legal title to the Option Right and the Option Right Prenotation substantially in the form set out in Annex 1.1(N);

“Other LIP Assets”	shall mean the property and assets described in Section 2.1.6;

“Party” or “Parties”	shall mean the Seller, the Purchaser, Pfizer Inc., and MannKind Corp., collectively or individually;

“Pension Schemes”	shall mean all plans (Vereinbarungen und Zusagen), whether of collective or individual nature, and including, without limitation, commitments based on works custom (betriebliche Übung), regarding company pensions (betriebliche Altersversorgung), under which the Seller has any obligations vis-à-vis the Employees and/or their dependants to provide company pension benefits, whether directly or via an external funding vehicle (including, without limitation, Direktversicherung, Pensionskasse, Pensionsfonds and Unterstützungskasse);

“Person”	shall mean an individual, corporation, partnership, firm, limited liability company, association, trust, unincorporated or other organization, entity or group;

“Pfizer Group”	shall mean all affiliates (verbundene Unternehmen) of the Seller in the meaning of Sections 15 et seq. AktG except for the Seller;

“Pfizer Inc.”	shall have the meaning set forth in the lead-in to this Agreement;

“Prepayments”	shall have the meaning set forth in Section 16.2.6;

“Prolongation Prenotation”	shall mean the prenotation (Vormerkung) with regard to the prolongation of the Heritable Building Right, which is registered in section II of the Land Register under serial no. 42;

“Property”	shall mean the real property (Grundstück), which is registered in the Land Register under serial no. 104, boundary (Gemarkung) Schwanheim, plot (Flur) 29,

subplot (Flurstück) 4/32, building and undeveloped area (Gebäude- und Freifläche), industrial park (Industriepark) Hoechst-Süd, size 20,142 sqm;

“PSR”	shall have the meaning set forth in Section 8.5;

“Purchase Price”	shall have the meaning set forth in Section 4.1;

“Purchaser”	shall have the meaning set forth in the lead-in to this Agreement;

“Purchaser Options”	shall have the meaning set forth in Annex 12(B), Part II, Section 1.1;

“Purchaser SEC Documents”	shall have the meaning set forth in Annex 12(B), Part II, Section 3;

“Purchaser’s Guarantees”	shall mean all or any of the Purchaser’s statements set forth in Annex 12(A);

“Purchaser’s Bank	shall mean the following bank account:
Account”
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[...***...]
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[...***...];

“Real-Property-Related Matters”	shall have the meaning set forth in Section 11.4.5;

“Records”	shall mean all of the Seller’s books and records relating to the Business and the Assets, including, without limitation, books, records, files and documents relating to the Related IP-Rights, the Employees (including, without limitation, work agreements (Betriebsvereinbarungen) and union agreements (Tarifverträge), and Tax matters);

“Registration Rights Agreement”	shall mean the registration rights agreement substantially in the form of Annex 1.1(O);

“Related IP-Rights”	shall mean all Intellectual Property legally or beneficially owned (including by way of licence by a third

***	Confidential Treatment Requested

party) by the Seller and used in connection with, or otherwise necessary to run, the Business at the Closing Date and all Intellectual Property used in connection with, or otherwise necessary to run, the Business at the Closing Date or which was created, generated or acquired for use in connection with the Business at the Closing Date excluding the Bulk Insulin IP-Rights;

“ROFR”	shall mean the in rem right of first refusal (dingliches Vorkaufsrecht) of Sanofi-Aventis with respect to the sale of the Heritable Building Right, registered in section II of the Heritable Building Right Register under serial no. 13, which has been granted pursuant to Section VI of the HBR 2006;

“ROFR Exercise Notice”	shall have the meaning set out in Section 5.1.4;

“ROFR-Property Transfer Agreement”	shall mean the agreement to transfer legal title to the ROFR-Property substantially in the form set out in Annex 1.1(P);

“ROFR-Property”	shall mean the in rem right of first refusal (dingliches Vorkaufsrecht) of the Seller with respect to any case of sale of the Property during the term of the Heritable Building Right, registered in section II of the Land Register under serial no. 43, which has been granted pursuant to Section VII of HBR 2006;

“Sanofi-Aventis”	shall mean Sanofi-Aventis Deutschland GmbH (formerly trading as “Hoechst Marion Roussel Deutschland GmbH”) with its registered office in Frankfurt am Main, registered in the commercial register of the local court of Frankfurt am Main under HRB 40661;

“SEC”	shall mean the U.S. Securities and Exchange Commission;

“Securities Act”	shall mean the U.S. Securities Act of 1933, together with the rules and regulations thereunder, as amended;

“Seller”	shall have the meaning set forth in the lead-in to this

Agreement;

“Seller’s Bank Account”	shall mean the following bank account to be used via MT103:
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with separate cover message (MT202) to [...***...]
[...***...];
or any other bank account or payment instructions communicated by the Seller to the Purchaser in writing not less than five Business Days prior to the due date of the relevant payment;

“Seller’s Guarantees”	shall mean all or any of the Seller’s statements set forth in Annex 1.1(Q);

“Severance Funds Payment”	shall have the meaning set forth in Section 9.2.4;

“Shareholder Vote Requirement”	shall have the meaning set forth in Annex 12(B), Part II, Section 2;

“Stock Price”	shall mean the volume weighted average price per share of Common Stock on the NASDAQ Global Market for the five trading days immediately preceding the last trading day immediately preceding the Closing Date as reported on Bloomberg;

“Target Headcount”	shall have the meaning set forth in Section 7.5;

“Tax”	shall mean any tax (Steuer) within the meaning of Section 3 AO or equivalent tax under the laws of any other jurisdiction and any social security contribution together with any interest, fine, penalty, surcharge or addition of the kind set out in Section 3 paragraph 4 AO;

“Termination Payment	shall have the meaning set forth in Section 8.9;

***	Confidential Treatment Requested

Cap”

“Termination Payment Reimbursement”	shall have the meaning set forth in Section 8.10;

“Termination Payments”	shall mean all payments to which Employees ceasing to be employed in the Business are entitled to irrespective of whether to be paid by the Seller or the Purchaser, including severance payments pursuant to and other costs resulting from a future social plan to be concluded with the works council (Betriebsrat) representing the Employees (such as costs for outplacement measures and a possible transfer company) and costs in lieu of notice or costs for remuneration and social contributions during the notice period of the respective Employees;

“Title and Capacity Claim”	shall mean a Claim for Breach of the Seller’s Guarantees set out in Sections 1 and 2 of Annex 1.1(Q);

“Trade Payables”	shall mean all amounts owing to trade creditors by the Seller in connection with the Business as at the Closing Date in respect of goods or services supplied to the Seller before the Closing Date (whether or not invoiced and whether or not due and payable at that time);

“Transfer Agreements”	shall mean (i) in the case of a LIP Business Sale, collectively the HBR Transfer Agreement, the Option Right Transfer Agreement, and the ROFR-Property Transfer Agreement, as well as, with regard to the other Assets listed in Section 2.2, the Closing Memorandum or any other agreements or documents executed between the Seller and the Purchaser regarding transfer of legal title in any of the LIP Business Assets or (ii) in the case of a LIP Asset Deal, the Closing Memorandum or any other agreements or documents executed between the Seller and the Purchaser regarding transfer of legal title in any of the LIP Assets;

“Transferred Employ-	shall have the meaning set forth in Section 8.6;

ees”

“Transition Services Agreement”	shall mean the transition services agreement regarding certain services to be provided by the Seller and certain of its affiliates to the Purchaser for a period of up to 3 months after the LIP Business Sale Closing Date substantially in the form as attached in Annex 1.1(R);

“UStG”	shall mean the German Value Added Tax Act (Umsatzsteuergesetz);

“VAT”	shall mean German value added tax (Umsatzsteuer);

“Works Council Discussions”	shall have the meaning set forth in Section 7.5;

“ZPO”	shall mean the German Civil Procedure Act (Zivilprozessordnung).
1.2	In this Agreement, unless the context otherwise requires:
1.2.1	headings are for convenience only and do not affect the interpretation of this Agreement;

1.2.2	references to any term in the singular shall, if the context so demands, also include the plural and vice versa;

1.2.3	references to one gender includes all genders;

1.2.4	references to EUR or Euro are references to the lawful currency of the member states of the European Union;

1.2.5	references to USD or US Dollar are references to the lawful currency of the United States of America;

1.2.6	where a German term has been inserted in parenthesis and/or italics the German term alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement;

1.2.7	references to any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than the Federal Republic of Germany, be interpreted to include the legal concept which most closely corresponds in that jurisdiction to the German legal term; and

1.2.8	references to any statute or statutory provision shall be construed as a reference to the same as it has been in force as of the date hereof, unless indicated otherwise.
1.3	The Annexes and Schedules of this Agreement form an integral part of this Agreement.

2.	SALES AND PURCHASES

2.1	The Seller hereby sells (verkauft) to the Purchaser and the Purchaser hereby purchases (kauft), in each case with economic effect (wirtschaftliche Wirkung) from the Closing Date and subject to the Condition Subsequent, legal title to the following assets, other than Excluded Assets (collectively the “LIP Assets”) upon the terms and conditions of this Agreement:
2.1.1	the Fixed Assets;

2.1.2	the Equipment;

2.1.3	the LIP Records;

2.1.4	the Related IP-Rights;

2.1.5	the benefit of any amount to which the Seller is entitled from a person (including, without limitation, an insurer) in respect of damage or injury to any of the Fixed Assets or the Equipment other than an amount spent before the Closing Date in repairing such damage or injury (the “LIP Asset Benefits”); and

2.1.6	all other property and assets owned by the Seller and used in connection with the technical operation of the Fixed Assets or the Equipment (“Other LIP Assets”) at the Closing Date.
The LIP Asset Sale shall be subject to the condition subsequent (auflösend bedingt) that the Infraserv Consent is duly granted on or before the Infraserv Due Date (the “Condition Subsequent”). The Parties take the view that the LIP Asset Sale does not constitute the sale of a business as a going concern.

2.2	The Seller hereby sells (verkauft) to the Purchaser and the Purchaser hereby purchases (kauft), in each case with economic effect (wirtschaftliche Wirkung) from the Closing Date and subject to the Condition Precedent, the Business as a going concern and legal title to the following assets, other than Excluded Assets (collectively the “LIP Business Assets”) upon the terms and conditions of this Agreement:
2.2.1	the Heritable Building Right;

2.2.2	the Option Right;

2.2.3	the Fixed Assets;

2.2.4	the Equipment;

2.2.5	the Records;

2.2.6	the benefit (subject to the burden) of the Contracts;

2.2.7	the Prolongation Prenotation;

2.2.8	the Option Right Prenotation;

2.2.9	the ROFR-Property;

2.2.10	the Related IP-Rights;

2.2.11	the benefit of any amount to which the Seller is entitled from a person (including, without limitation, an insurer) in respect of damage or injury to any of the assets referred to under Sections 2.2.1 to 2.2.5 other than an amount spent before the Closing Date in repairing such damage or injury; and

2.2.12	all other property and assets owned by the Seller and used in connection with the Business at the Closing Date.
The sale and purchase of the LIP Business Sale shall be subject to the condition precedent (aufschiebend bedingt) that the Infraserv Consent is duly granted on or before the Infraserv Due Date (the “Condition Precedent”).

2.3	The acting notary confirms the accuracy and completeness of the information in Annex 1.1(K) on the Heritable Building Right on the basis of his inspection of the Land Register and the Heritable Building Right Register by electronic means on 6 March 2009.

2.4	To the extent to which there is a reservation of title in favour of third parties attaching to Assets or there has been a transfer of ownership of any Assets by way of security (Sicherungsübereignung), the Seller shall perform and fulfil and shall continue to be obliged to perform and fulfil after the Closing Date the secured obligations vis-à-vis the relevant third parties in accordance with the underlying agreements and past practice. In such case, the Parties agree that the remainder (Anwartschaftsrecht) to the transfer or re-transfer of the ownership of the respective Asset shall hereby be sold.

2.5	The Parties agree that the transfer in rem (dinglich) of the Assets shall not be effected by virtue of this Agreement, but shall take place on the Closing Date by execution of the Transfer Agreements in due form.

3.	EXCLUDED ASSETS AND APPORTIONMENT OF LIABILITIES

3.1	The Assets shall specifically not comprise any of
3.1.1	The Bulk Insulin Inventory; and

3.1.2	The Bulk Insulin IP-Rights;
(the “Excluded Assets”) and the Excluded Assets shall not be sold under this Agreement.

3.2	The Seller:
3.2.1	remains responsible for all liabilities incurred by it before the Closing Date including, without limitation, the Trade Payables and all outgoings and expenses owed in connection with the Business or the Assets before the Closing Date whether or not invoiced and whether or not due and payable at that time (including, without limitation, the rents, rates and service charges payable in respect of the Property and/or the Heritable Building Right);

3.2.2	remains responsible for all claims by any person outstanding against it as at the Closing Date or arising by reason of any act or omission by it before and up to the Closing Date (including, without limitation, all claims by any person in connection with any goods or services supplied by the Seller before the Closing Date);

3.2.3	shall promptly pay those liabilities referred to in Section 3.2.1 and promptly settle those claims referred to in Section 3.2.2;

3.2.4	shall indemnify the Purchaser on demand against each loss, liability and cost which the Purchaser incurs as a result of the Seller’s failure to comply with its obligations under Sections 3.2.1, 3.2.2 and 3.2.3 and against any other liability arising out of or in connection with the ownership or operation of the Business or the Assets before and up to the Closing Date, including, without limitation, each loss, liability or cost incurred as a result of defending or settling a claim alleging such a liability but excluding any liability of the Purchaser arising under the express terms of this Agreement.
3.3	The Purchaser, in case of a LIP Asset Sale Closing, subject to Section 16.2:
3.3.1	is responsible for all liabilities incurred by it in connection with the LIP Assets after the Closing Date including, without limitation, all outgoings and expenses owed in connection with the LIP Assets after the Closing Date;

3.3.2	shall indemnify the Seller on demand against each loss, liability and cost which the Seller incurs as a result of the Purchaser’s failure to comply with its obligations under clause 3.3.1 and against any other liability arising out of or in connection with the ownership or operation of the LIP Assets after the Closing Date, including, without limitation, each loss, liability or cost incurred as a result of defending or settling a claim alleging such a liability but excluding any liability of the Seller arising under the express terms of this Agreement.
3.4	In the event of a LIP Business Sale, if a payment of outgoings or expenses in respect of the Business or the Assets for a period covering both before and after the Closing Date has been or is made by:
3.4.1	the Seller, the Purchaser shall pay the Seller an amount equal to that proportion of the payment that relates to the period after the Closing Date; or

3.4.2	the Purchaser, the Seller shall pay the Purchaser an amount equal to that proportion of the payment that relates to the period before the Closing Date.
3.5	In the event of a LIP Asset Sale and subject to Section 16.2, if a payment of outgoings or expenses in respect of the LIP Assets for a period covering both before and after the Closing Date has been or is made by:
3.5.1	the Seller, the Purchaser shall pay the Seller an amount equal to that proportion of the payment that relates to the period after the Closing Date; or

3.5.2	the Purchaser, the Seller shall pay the Purchaser an amount equal to that proportion of the payment that relates to the period before the Closing Date.

3.6	In the event of a LIP Business Sale, if a payment in respect of the Business or the Assets for a period covering both before and after the Closing Date has been or is received by:
3.6.1	the Seller, the Seller is entitled to retain the proportion of the payment that relates to the period before the Closing Date and shall pay the Purchaser an amount equal to the remainder; or

3.6.2	the Purchaser, the Purchaser is entitled to retain the proportion of the payment that relates to the period after the Closing Date and shall pay the Seller an amount equal to the remainder.
3.7	In the event of a LIP Asset Sale and subject to Section 16.2, if a payment in respect of the LIP Assets for a period covering both before and after the Closing Date has been or is received by:
3.7.1	the Seller, the Seller is entitled to retain the proportion of the payment that relates to the period before the Closing Date and shall pay the Purchaser an amount equal to the remainder; or

3.7.2	the Purchaser, the Purchaser is entitled to retain the proportion of the payment that relates to the period after the Closing Date and shall pay the Seller an amount equal to the remainder.
3.8	The amounts to be paid by the Parties under Sections 3.4 through 3.5 shall be notified by the Party making or receiving payment from the third party giving rise to the relevant amount to be paid to the other Party without undue delay and provide evidence of the amount paid or received and the reason for such payment or receipt. A Party owing an amount under Sections 3.6 through 3.7 shall pay the other Party that amount within 5 Business Days of receipt of the notice together with reasonable evidence of such liability or costs incurred or payments duly made pursuant to the preceding sentence.

4.	PURCHASE PRICE, CONSIDERATION SHARES
In consideration of the Assets and rights acquired under this Agreement, the Purchaser shall pay a purchase price of [...***...] (the “Purchase Price”) payable, at the Purchaser’s discretion, and, in each case, subject to an increase pursuant to Section 4.2,
4.1.1	in cash; or

4.1.2	by delivering (or cause to be delivered) to the Seller the number of Consideration Shares that is equal to the Purchase Price divided by the Stock Price;

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4.1.3	through a combination of cash and by delivering (or cause to be delivered) Consideration Shares (each such Consideration Share valued for purposes of this Section 4.1.3 equal to the Stock Price), such that the combination of cash and non-cash consideration has an aggregate value equal to the Purchase Price, provided, however, that the Purchaser shall only be entitled to pay the Purchase Price pursuant to Section 4.1.2 or Section 4.1.3 if (i) a Shareholder Vote Requirement does not apply to the issuance of the Consideration Shares to the Purchaser pursuant to Part II Section 2 of Annex 12 (B), and (ii) no later than 15 Business Days after the date hereof the Purchaser has caused MannKind Corp. to file with the Listing Qualifications Department of the NASDAQ Global Market a preliminary NASDAQ Notification Form: Listing of Additional Shares (“NASDAQ Notification Form”) with respect to the possible listing of the Consideration Shares and MannKind Corp. has received no written or oral notice objecting to, expressing concerns about or otherwise requesting additional information regarding the NASDAQ Notification Form, the transactions contemplated by this Agreement or MannKind Corp.’s compliance with the NASDAQ Marketplace Rules, which objections, concerns or requests remain uncured or unanswered, as applicable, prior to the Closing.

4.2	If Closing occurs later than 3 April 2009, the Purchase Price shall be increased by an amount of [...***...] for each month that the Closing is delayed (and pro rata in case of a delayed Closing occurring during a current month), unless the Seller has caused (verschuldet) or is responsible for (vertreten müssen) the delay of the Closing.

4.3	In the event of the LIP Business Sale, the Parties take the view that the sale and transfer qualifies as the transfer of a going concern (Geschäftsveräußerung im Ganzen) pursuant to Section 1 paragraph 1a UStG and thus the Purchase Price is not subject to VAT. If and to the extent the competent German tax authority treats the sale as being subject to VAT the Purchaser has to pay statutory VAT in addition to the Purchase Price in cash to the Seller within 10 (ten) Business Days after receipt of an invoice which complies with Section 14 and Section 14a UStG.

Subject to the condition precedent (aufschiebende Bedingung) that the competent German tax authority treats the sale as being subject to VAT, the Seller herewith waives the exemption from VAT pursuant to Section 4 No. 9 lit. a UStG with respect to the Heritable Building Right and opts to treat the sale of the Heritable Building Right as a supply subject to VAT. In accordance with Section 13b paragraph 1 No. 3 UStG which stipulates the reverse charge proce-

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dure the Seller will neither charge nor collect VAT for the sale of the Heritable Building Right. It is the Purchaser’s sole responsibility to file the respective tax notices and pay VAT due on such supply in accordance with the tax laws applicable to the Purchaser. The Purchaser does not owe VAT on the sale of the Heritable Building Right to the Seller. The Purchaser confirms that it intends to use the Heritable Building Right solely in connection with the provision of supplies and services that do not preclude the deduction of input VAT (Vorsteuer). In the event of a LIP Asset Sale the Purchaser has to pay statutory VAT in cash in addition to the Purchase Price to the Seller within 10 Business Days after receipt of an invoice which complies with Section 14 and Section 14a UStG.

4.4	The Purchase Price shall be allocated to the LIP Assets or the LIP Business Assets, as the case may be, as to be agreed between the Parties pursuant to Section 7.18 between the date hereof and the Closing Date.

4.5	In the event that a Party to this Agreement is in default (Verzug) with payments under this Agreement, the Parties agree that default interest (Verzugszinsen) shall be payable by the respective debtor as provided for in section 288 para. 2 BGB calculated on the outstanding amount for the period starting with the due date up to and including the date at which the outstanding amount increased by the default interest is irrevocably credited to the bank account of the respective creditor.

4.6	All payments to be made to the Seller pursuant to this Agreement shall be made by wire transfer free of charges and without any restrictions to the Seller’s Bank Account or any other bank account communicated by the Seller in writing not less than five Business Days prior to the due date of the relevant payment.

5.	CONDITIONS TO CLOSING

5.1	The obligations of the Parties to carry out the Closing are conditional on the following conditions (aufschiebende Bedingungen, collectively or individually, the “Closing Conditions”) being satisfied, or in case of any of the Closing Conditions set out in Sections 5.1.1 and 5.1.2 being waived by the Purchaser, in accordance with this Agreement:
5.1.1	The Purchaser having conducted a physical stock take (Inventur) of the Assets (including, without limitation, raw material for the production of bulk insulin and the Bulk Insulin Inventory) in accordance with Section 7.14;

5.1.2	Absence of any encumbrances in the Heritable Building Right Register except for (i) the encumbrances specified in the Heritable Building Right, and (ii) such encumbrances, to which the Purchaser has consented in writing vis-à-vis the Seller;

5.1.3	The Seller and the Purchaser have delivered a certificate that there is no material breach of any of its respective Guarantees provided under this Agreement;

5.1.4	Only in the event that the Infraserv Consent is duly granted on or before the Infraserv Due Date,
(a)	the earliest of (i) receipt of notification by Sanofi-Aventis of its irrevocable, final and binding decision to exercise the ROFR (“ROFR Exercise Notice”), (ii) receipt of notification by Sanofi-Aventis of its irrevocable, final and binding decision not to exercise the ROFR, (iii) 2 (two) months have passed since the Notification by the Seller pursuant to Section 6.3 has verifiably been received by Sanofi-Aventis without a written response by Sanofi-Aventis to the Seller and/or the Purchaser as to whether Sanofi-Aventis exercises or does not exercise the ROFR, having occurred; and

(b)	Merger Control Clearance having been obtained according to Section 6.4.3.
5.2	The Purchaser and the Seller shall use their reasonable best efforts to ensure that the Closing Conditions are satisfied as soon as possible after the date hereof. The Purchaser and the Seller shall have no right to delay or prevent the satisfaction of the Closing Conditions.

5.3	At any time prior to the Final Drop Dead Date the Purchaser may waive any of the Closing Conditions set out in Sections 5.1.1 and 5.1.2 in its sole discretion by written notice to the Seller.

5.4	The Seller and the Purchaser shall each notify the other in writing promptly (unverzüglich) upon becoming aware that any of the Closing Conditions have been satisfied or have become incapable of satisfaction (unmöglich geworden) and shall, upon request, provide the other Party with any documentation providing evidence on such fulfilment or incapability of satisfaction.

5.5	If the Closing Conditions have not been satisfied or waived on or before 31 October 2009 at 24:00 hours (the “Final Drop Dead Date”) the Parties may at their respective absolute discretion (nach freiem Ermessen) jointly agree in writing to extend the Final Drop Dead Date or otherwise either the Seller or the Purchaser may each elect to rescind (zurücktreten) this Agreement unless the relevant Party has caused (verschuldet) or is responsible for (vertreten müssen) the failure of the Closing Conditions to be satisfied. In the event of such rescission, (i) the Seller shall promptly return the Down Payment to the Purchaser’s Bank Account, and (ii) neither Party shall have any claim under this Agreement of any nature whatsoever against the other party, except for Claims for breach of the covenants set forth in Section 5.2 and Section 6.

6.	REGULATORY FILINGS AND APPROVALS

6.1	The Purchaser shall ensure that any filings necessary in connection with the merger control clearance referred to in Section 1.1 (if any) and any other filings with, or notifications to, any governmental authority required in connection with this Agreement will be made without undue delay, but in any event within ten (10) Business Days after the Closing Condition set out in Section 5.1.4(a) has been satisfied. Any filings made by the Purchaser shall require the prior written consent of the Seller which consent shall not be unreasonably withheld, conditioned or delayed.

6.2	In order to obtain all requisite approvals for the transactions contemplated by this Agreement under merger control laws, the Parties shall (i) reasonably cooperate in all respects with each other in the preparation of any filing or notification and in connection with any submission, investigation or inquiry including timely exchange of drafts in order to give reasonable opportunity to comment on such drafts, (ii) supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable laws and take all other procedural actions required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire, (iii) promptly provide each other with copies of any written communication received or sent (or written summaries of any non-written communication) in connection with any proceeding and (iv) give each other and their respective advisers the opportunity to participate in all meetings and conferences with any competent authority.

6.3	To the extent Merger Control Clearance is subject to obligations (Auflagen) and / or conditions subsequent (auflösende Bedingungen), the Purchaser undertakes to ensure that (steht dafür ein, dass) such obligations are completely fulfilled and such conditions subsequent do not occur. To the extent that Merger Control Clearance is subject to conditions precedent, the Purchaser undertakes to ensure that such conditions precedent all occur within four weeks after the issuance of the conditional Merger Control Clearance.

6.4	“Merger Control Clearance” is deemed to have been obtained, if and when (i) the Parties have jointly confirmed in writing that the thresholds which trigger a filing requirement with antitrust authorities without whose consent a Closing of the transactions contemplated hereunder would be illegal are not exceeded so that the transactions contemplated hereunder and applicable to the relevant Parties do not need to be filed with such authorities, or (ii) the German Federal Cartel Office, ,
6.4.1	has notified the Seller and/or the Purchaser in writing that it will not prohibit the proposed acquisition of the Assets, either unconditionally or subject to the fulfilment of certain conditions or obligations (Auflagen oder Bedingungen) accepted by the Purchaser; or

6.4.2	has failed to notify the Seller and the Purchaser within one (1) month after filing of the proposed acquisition of the Assets in accordance with section 39 GWB that it has initiated a formal investigation; or

6.4.3	has failed to issue an order pursuant to section 40 para. 2 sentence 1 GWB within the time periods required pursuant to section 40 para. 2 GWB; or
(iii) in the event that a filing with other antitrust authorities is required for the Purchaser, merger control clearance from the then competent antitrust authority or authorities (as the case may be) has been duly obtained or is deemed to have been obtained.
6.5	As soon as practicable, but in no event more than 15 Business Days after the date hereof, the Purchaser shall file or cause to be filed by MannKind Corp. with the Listing Qualifications Department of the NASDAQ Global Market a preliminary NASDAQ Notification Form with respect to the possible listing of Consideration Shares.

7.	PRE-CLOSING UNDERTAKINGS

7.1	Promptly upon signing of this Agreement but in any event not later than within 5 (five) Business Days the Purchaser shall make (or cause MannKind Corp. to make) a cash down payment of [...***...] (the “Down Payment”) to the Seller to be held in trust by the Seller on behalf of the Purchaser until the Closing Date. The Down Payment shall be effected by wire transfer to the Seller’s Bank Account.

7.2	Promptly upon signing of this Agreement but in any event not later than within 2 (two) Business Days, the Parties shall jointly notify Infraserv of the contingent sale of the Heritable Building Right. The Parties shall use reasonable best efforts

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to obtain and the Seller shall formally request from Infraserv on or before the Infraserv Due Date in a form required under Section 29 paragraph 1 GBO, among others, (a) Infraserv’s, and Infraserv Logistics GmbH’s consent, as applicable, to the transfer to the Purchaser of (i) the Heritable Building Right in accordance with Section I.4.2 of the HBR 1998, (ii) the ROFR-Property, (iii) the Option Right, (iv) the Option Right Prenotation, (v) the Prolongation Prenotation, and (vi) the Lease Agreements, and (b) Infraserv’s waiver of its right to terminate the Heritable Building Right and/or the Heritable Building Right Agreement and demand the reversion of the Heritable Building Right (Heimfall) pursuant to Sections I.5.1.4, I.5.2, II.5.3, II.5.4 and II.5.6 of the HBR 1998, all in the form substantially set out in Annex 7.2 (the “Infraserv Consent”). The Parties shall promptly (i) engage in joint good faith negotiations with Infraserv regarding the Infraserv Consent, (ii) provide all information reasonably requested by Infraserv or appropriate to enable Infraserv to decide upon the Infraserv Consent, (iii) notify each other if and when the Infraserv Consent has been obtained, (iv) provide to the respective other party a copy of the Infraserv Consent, and (v) forward the original Infraserv Consent to the acting notary. If Infraserv Consent has not been obtained on or before the Infraserv Due Date, the Parties may at their absolute discretion (nach freiem Ermessen) jointly agree in writing to extend the Infraserv Due Date or shall (i) withdraw their request for Infraserv Consent, (ii) terminate discussions in this respect and (iii) proceed to the LIP Asset Sale Closing.

7.3	Promptly upon signing of this Agreement but in any event not later than within 2 (two) Business Days, the Seller shall notify Sanofi-Aventis of its right – subject to the Infraserv Consent – to exercise its ROFR including submission of an authenticated copy (beglaubigte Kopie) of this Agreement to Sanofi-Aventis, and undertake to use its reasonable best efforts to engage in joint good faith negotiations with Purchaser, Infraserv and Sanofi-Aventis to (i) accelerate the time in which Infraserv will grant the Infraserv Consent, and/or (ii) facilitate the process for Sanofi-Aventis to exercise or waive its ROFR.

7.4	Promptly upon receipt of the Infraserv Consent (where such receipt occurs on or before the Infraserv Due Date) but in any event not later than within 1 (one) Business Day following receipt, the Seller shall transmit the Notification to Sanofi-Aventis to start the 2 (two) months period for Sanofi-Aventis to consider exercise of its ROFR. The Seller shall provide conclusive evidence for the receipt of the Notification by Sanofi-Aventis (Nachweis des Zugangs) to the Purchaser. The Parties shall notify each other if and when a response from Sanofi-Aventis (including a ROFR Exercise Notice) has been received without undue delay following such receipt, and, in case of responses in writing, shall provide to the respective other party a copy of such response. If a ROFR

Exercise Notice has been received by the Seller or the Purchaser within 2 (two) months since the Notification has verifiably been received by Sanofi-Aventis,
7.4.1	(i) this Agreement between the Seller, Pfizer Inc., the Purchaser and MannKind Corp. shall be null and void and the Purchaser and MannKind Corp. shall be released from all of its respective obligations hereunder, and (ii) the Parties acknowledge that the new agreement entered into by operation of law between Sanofi-Aventis on the one hand and the Seller and Pfizer Inc. on the other hand following execution of the ROFR by Sanofi-Aventis shall have similar terms (gleiche Bedingungen) as this Agreement, provided, however, that references to both “the Purchaser” and “MannKind Corp.” shall be replaced by “Sanofi-Aventis”;

7.4.2	(i) Sanofi-Aventis shall make a payment equal in value to the Down Payment by wire transfer to the Seller’s Bank Account to be held in trust by the Seller for Sanofi-Aventis thereafter, and (ii) the Seller shall promptly return the Down Payment to the Purchaser;

7.4.3	(i) Sanofi-Aventis shall procure a guarantee of its ultimate parent company according to the terms of Section 16.2 and, (ii) the Seller shall release MannKind Corp. from its obligations under Section 16.2;

7.4.4	the Seller and Sanofi-Aventis shall consummate the Closing subject to the Closing Conditions being satisfied or waived; and

7.4.5	if a merger control filing requirement be triggered as a result of Sanofi-Aventis exercising the ROFR, Seller and Sanofi-Aventis shall use their best efforts to consummate the Closing (including payment of the full Purchase Price in cash as set forth under Section 0 hereof), provided, however, that the Seller and Sanofi-Aventis shall not be under an obligation to, directly or indirectly, transfer or acquire the Assets or interests in respect of which the consummation of the Closing would violate any applicable law or decision. If Merger Control Clearance cannot otherwise be obtained the Seller and Sanofi-Aventis shall agree on all appropriate measures, including “hold separate” arrangements including the appointment of a “hold separate trustee” (which, inter alia, shall ensure that Sanofi-Aventis shall not, neither legally nor otherwise, influence or benefit from the (ordinary or extra-ordinary) use of the Assets for the transfer of which no clearance has been obtained) regarding the Assets or interests affected, in order that the relevant jurisdiction can be exempted from the consummation of the transaction contemplated by this Agreement until the required consents and approvals have been obtained. In any case, no “hold separate” arrangements will become effective prior to the Closing Date.

7.5	In the event of a LIP Business Sale, the number of Employees shall be reduced from the headcount as of 6 November 2008 of 173 (one hundred seventy three) down to 80 (eighty) Employees (the “Target Headcount”). Without undue delay upon receipt of the Infraserv Consent the Seller shall inform the Seller’s works council (Betriebsrat) pursuant to Section 111 Works Constitution Act (Betriebsverfassungsgesetz) and shall commence consultations and negotiations (the “Works Council Discussions”) with the works council on a balance of interest (Interessenausgleich) and a social plan (Sozialplan) to reduce the number of Employees to the Target Headcount based upon a business proposal provided by the Purchaser which shall include the details of the contemplated operational change for the balance of interest and the monetary conditions for the social plan to be offered to the works council (the “Business Proposal”). The Purchaser shall reasonably assist and co-operate in the Works Council Discussions; the Purchaser commits itself to provide the Seller with all information necessary to initiate and conduct the consultation and negotiation process pursuant to Sections 111 et seq. Works Constitution Act. The Seller shall be bound by the terms of the Business Proposal, and shall not bindingly agree on a balance of interest and a social plan without prior written consent from the Purchaser to the extent legally permissible.

7.6	In the event of a LIP Business Sale and prior to Closing, the Seller shall procure that unfunded pension obligations (excluding, for the avoidance of doubt, any pensions funded by the Penka 1 and the Penka 2) vis-a-vis the Employees in the amount of approx. [...***...] according to German GAAP as of 30 November 2008 will be fully funded with an amount of approx. [...***...] subject to the actuarial statement (versicherungsmathematisches Gutachten) set forth in Section 8.8 by way of transferring funds into contractual trust arrangements or equivalent insolvency remote vehicles reasonably acceptable to the Seller, which are to be set up in a way to be recognized as plan assets according to US GAAP/PBO.

7.7	The Seller is a member of the Pensionskasse der Mitarbeiter der Hoechst-Gruppe VVaG (“Penka 1”) and of the Höchster Pensionskasse VVaG (“Penka 2”). If the Condition Subsequent is satisfied, the Purchaser shall use its best efforts to become a member of the Penka 1 and Penka 2, and the Seller will use its best efforts to support such a membership. If such membership materializes, the Purchaser shall fulfil all contribution obligations vis-à-vis the Transferred Employees under the Penka 1 and Penka 2 pension plans after the LIP Business Sale Closing Date.

7.8	In the event of a LIP Business Sale, the Seller shall assign to the Purchaser, and the Purchaser shall accept such assignment, all rights and claims vis-à-vis third

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parties with respect to obligations of the Seller vis-à-vis the Transferred Employees under all Pension Schemes.

7.9	In the event of a LIP Asset Sale, the Parties shall use their reasonable best efforts to finally coordinate and agree upon the specific actions to be taken and the time schedule to be maintained for the dismantling (Ab-und Ausbau) of certain of the LIP Assets.

7.10	During the period until the Closing Date the Seller undertakes to procure that to the extent legally permissible, the Business will be operated in the ordinary course of business, except as (i) disclosed in this Agreement, (ii) disclosed in Annex 7.10 or (iii) with prior written approval of the Purchaser. In any case, the Seller shall not without the prior approval of the Purchaser or except as disclosed in this Agreement or in Annex 7.10:
7.10.1	acquire or dispose of (including by way of leasing agreements) any Asset, nor undertake to make such acquisition or disposal, in each case with a value of more than EUR 50,000.00 (Euro: fifty thousand) or EUR 500,000.00 (Euro: five hundred thousand) in the aggregate; and

7.10.2	enter into Contracts providing for individual payment obligations of more than EUR 50,000.00 (Euro: fifty thousand) in each case or EUR 500,000.00 (Euro: five hundred thousand) in the aggregate.
7.11	The Purchaser shall use commercially reasonable efforts to obtain cash financing to fund some or all of the Purchase Price. As soon as reasonably practicable but in no event later than five Business Days prior to the Closing Date the Purchaser shall notify the Seller supported by bank statements or binding commitment letters if the Purchaser secured cash financing sufficient to pay some or all of the Purchase Price in cash pursuant to Section 4.1.1 or Section 4.1.3 and thereby elects to do so (“Cash Notification”).

7.12	Unless a Cash Notification has been delivered by the Purchaser electing to pay the Purchase Price pursuant to Section 4.1.1, on the day immediately preceding the Closing Date the Seller shall notify to the Purchaser the number of Consideration Shares to be transferred to the Seller at Closing according to Section 4.1.2 or Section 4.1.3, as applicable, together with a copy of the Bloomberg report supporting the determination of the Stock Price.

7.13	The Parties undertake not to, and undertake to procure that none of their affiliated Persons and Persons qualifying as insiders in relation to the transactions contemplated hereunder, shall deal or trade in Common Stock until the Business Day preceding the Closing Date.

7.14	The Purchaser undertakes to conduct, at its own costs, a physical stock take (Inventur) of the Assets (including, without limitation, raw material for the production of bulk insulin) as soon as practicable. For this purpose, the Seller shall provide to the Purchaser and its designees full and unlimited access to the premises of the LIP and the Records at usual working hours, and shall provide reasonable assistance to the Purchaser to enable the Purchaser to conduct such physical stock take (including a full review, counting and documentation of the Fixed Assets and the Equipment) in an efficient manner and within a reasonable period of time of not less than 5 but not more than 15 Business Days after the date hereof.

7.15	Without undue delay each Party shall notify the other Party in writing of all events or circumstances arising or coming to the knowledge of the notifying Party, which to the reasonable assessment of the notifying Party may result in a Breach of a Seller’s Guarantee or a Purchaser’s Guarantee.

7.16	In the event of a LIP Business Sale, the Parties shall use reasonable best efforts to agree with Infraserv on the amendment of the ROFR-Property to the effect that the ROFR-Property can be transferred to the Purchaser, and take all steps required to effect such amendment.

7.17	For the avoidance of doubt, Sections 7.5 and 7.6, shall not be applicable in the event of a LIP Asset Sale, for which case the Parties assume that no Employees will transfer with the LIP Assets, since the operations of the Business will not be run by the Purchaser in essentially the same manner as previously by the Seller.

7.18	Without undue delay after the date hereof, the Parties shall mutually agree the allocation of the Purchase Price to the LIP Assets, in the case the Condition Subsequent is not satisfied on or before the Infraserv Due Date, or to the LIP Business Assets (including the Heritable Building Right) in the case the Condition Subsequent is duly satisfied.

8.	STATUTORY TRANSFER OF EMPLOYEES IN THE EVENT OF A LIP BUSINESS SALE

8.1	The Parties understand that in the event of a LIP Business Sale, as a consequence of the transactions contemplated under this Agreement, Section 613a

BGB will be applicable and therefore, as of the Closing Date, the Employees belonging to the Business (Betrieb) at Closing will pass from the Seller to the Purchaser with all rights and duties pursuant to Section 613a BGB, unless such Employees exercise their statutory right of objection pursuant to Section 613a paragraph 6 BGB. As of the Closing Date vacation entitlements and other monetary entitlements (Weihnachtsgeld, Urlaubsgeld) of the Employees, calculated on the basis of the respective individual salaries, and in case of vacation entitlements for the period from 1 January 2009 until the Closing Date to be calculated according to Section 7 para 4 of the Federal Holiday Act (Bundesurlaubsgesetz) shall be apportioned among the Parties pro rata temporis.

8.2	Within three Business Days following the day on which the Closing Condition pursuant to Section 5.1.4(a) has been fulfilled, the Seller and the Purchaser will jointly inform all Employees as required by Section 613a paragraph 5 BGB in a general staff meeting of such Employees (Belegschaftsversammlung). In such joint staff meeting, or closely following such staff meeting the Seller and the Purchaser will jointly issue to each Employee present at the staff meeting personally a letter substantially in the form of Annex 8.2 containing the following information as required by Section 613a paragraph 5 BGB (the “Information Letter”): (i) the expected date of the employment transfer (Section 613a paragraph 5 No. 1 BGB); (ii) the reasons for the employment transfer (Section 613a paragraph 5 No. 2 BGB); (iii) the legal, economic and social consequences the employment transfer will have for the Employees (Section 613a paragraph 5 No. 3 BGB); and (iv) any changes or measures envisaged by the Purchaser which may affect the Employees (Section 613a paragraph 5 No. 4 BGB). Immediately after the joint staff meeting, the Information Letter shall be sent by registered mail (Einwurfeinschreiben) to all remaining Employees not present at the staff meeting. The Seller shall be responsible and liable for the accuracy and the completeness of all information in the Information Letter which describe the employment relationships prior to the Closing Date, whereas the Purchaser shall be responsible and liable for the accuracy and the completeness of all information in the Information Letter which describe the employment relationships after the Closing Date.

8.3	The Parties herewith commit themselves to provide the other Party with the complete information required under Section 613a paragraph 5 BGB and referred to under Section 8.2 of this Agreement on the day, 24.00 CET, following the day on which the Closing Conditions pursuant to Section 5.1.4(a) have been fulfilled. Additionally the Parties commit themselves to include such information in the Information Letter to the extent required by Section 8.2 of this Agreement.

8.4	The Parties acknowledge that the Employees have the right to object to the transfer of their employment according to Section 613a paragraph 6 BGB. Notwithstanding the measures agreed and foreseen under this Agreement, the Parties shall use reasonable best efforts to convince all Employees not to object to the transfer of their employment relationship. After the expiry of the time limit for declaration of an objection by the Employees, which is the lapse of the one month objection period pursuant to Section 613a paragraph 6 BGB, such period to commence after the date on which the last Information Letter has been received by any Employee (the “Objection Period”), the Parties will inform each other immediately in writing which of the Employees have objected to their transfer. At any time prior to Closing, neither Party shall undertake anything that could reasonably be expected to cause any Employee to object to his/her transfer to the Purchaser, notwithstanding the measures agreed and foreseen under this Agreement.

8.5	The Seller shall terminate the employment relationship with any Employee who objected to the transfer to the Purchaser as soon as reasonably practicable and negotiate with objecting Employees Termination Payments or, if legally required, a social plan (Sozialplan) and balance of interest (Interessenausgleich). The Seller undertakes not to offer to these objecting employees Termination Payments in excess of those Termination Payments agreed under the social plan to which Employees transferred to the Purchaser are entitled to, unless a court or an arbitration board (Einigungsstelle) rules otherwise. The Seller shall notify the Purchaser of the amount of Termination Payments incurred to each Employee who objected to its transfer as soon as reasonably practicable. Except with the Purchaser’s prior written consent, the Seller shall not agree on or pay to any of the Employees Termination Payments exceeding the amounts provided for by the “Personal- und Sozialpolitische Rahmenvereinbarung” of 29 September 2004 (the “PSR”) or as finally determined by the arbitration board (Einigungsstelle) or a competent court.

8.6	The Parties expressly agree and acknowledge that all pension and retirement obligations, liabilities, and expenditures of the Seller with regard to the Employees who have not objected to the transfer of their employment pursuant to Section 613a paragraph 6 BGB (the “Transferred Employees”), whether due, vested or invested (Anwartschaften jeder Art) shall transfer from the Seller to the Purchaser on and with effect from the Closing Date. Subject to the Closing, the Seller hereby assigns to the Purchaser, and the Purchaser hereby accepts such assignment, all rights and obligations vis-à-vis the Transferred Employees under all Pension Schemes.

8.7	With respect to those of the Continuing Employees who have subscribed before Closing to Pfizer Inc. shares and where the terms of the subscription provide that they will be paid for through payroll deductions as set forth on Annex 8.7, the Purchaser shall continue to make payroll deductions, until such subscriptions are paid in full, and the Purchaser shall forward the full sums of such payroll deductions without subtraction of any handling fee or other charges to the Seller within 30 days of each respective payroll deduction.

8.8	In due time before Closing, the Parties shall determine as of the Closing Date, the factual value of the pension obligations for company pension plans to be provided for, which are applicable to the Transferred Employees by way of a statement (Versicherungsmathematisches Gutachten), established by the German actuary firm Watson Wyatt (or another renowned actuary firm mutually agreed upon by the Parties), based upon US-GAAP provisions for projected benefit obligations, the cost for which statement shall be borne by the Seller.

8.9	The Seller undertakes to bear Termination Payments to Employees incurred (i) in connection with the work force reduction described in Section 7.5 from the headcount as of 6 November 2008 of 173 employees down to the Target Headcount up to a maximum amount of [...***...] and (ii) pursuant to Section 8.5, minus Termination Payments paid until the date of signing of this Agreement (the “Termination Payment Cap”). Any Termination Payment in excess of the Termination Payment Cap shall be borne by the Purchaser and if legally and otherwise in accordance with this Agreement incurred by the Seller be reimbursed by the Purchaser to the Seller. The amount of Termination Payments shall be calculated, as the case may be, (i) in accordance with the principles set out in the PSR, (ii) as finally determined by the arbitration board (Einigungsstelle) or a competent court, or (iii) as mutually agreed otherwise by the Parties. Upon finalization of the social plan the Party legally entitled and required to negotiate the social plan and to pay out the Termination Payments to the relevant Employees shall notify the other Party of the amount of Termination Payments.

8.10	If Termination Payments were actually paid by the Seller on or before the LIP Business Sale Closing in accordance with Section 8.5 exceed the Termination Payment Cap, the Purchaser shall pay to the Seller the amount of such excess on the LIP Business Sale Closing (the “Termination Payment Reimbursement”);

8.11	At the LIP Business Sale Closing, in view of the difficulties in obtaining acceptable bank guarantees to secure the Purchaser’s obligations, the Purchaser shall pay to the Notary Account the Severance Funds Payment minus the

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Termination Payment Reimbursement, if any (the “Escrow Amount”) to secure the Purchaser’s obligation to provide termination benefits to Employees comprised in the Target Headcount (the “Continuing Employees”) in the event of their dismissal or an insolvency of the Purchaser. The Seller shall be entitled to draw upon the Escrow Amount to fund Termination Payments in excess of the sum of the Termination Payment Cap, incurred by the Seller (i) within the Objection Period or (ii) after the Objection Period with respect to Employees who duly rejected their transfer to the Purchaser. To utilize the Escrow Amount the Seller shall issue a payment instruction to the Notary substantially in the form set out in Annex 8.11.

8.12	The amount remaining as Escrow Amount shall be released by the Notary upon the Parties’ joint instruction. The Parties shall jointly instruct the Notary in the form set out in Annex 8.11, upon the occurrence of the following events: (i) the expiry of the Objection Period, and (ii) the termination of employment (Beendigung der Arbeitsverhältnisse) of all Employees formerly employed by the Seller, and (iii) the delivery to the Seller of a copy of a Bank Guarantee or equivalent insolvency remote (insolvenzsicher) security for the Termination Payments to the then remaining Employees in an amount equal to the then remaining amount of the Escrow Amount. The Seller shall agree that the amount of the Bank Guarantee to be delivered will be less than the Escrow Amount, and instruct the Notary to release the Escrow Amount notwithstanding, if an adjustment calculation delivered by the Purchaser to the Seller reasonably evidences that the maximum amount of Termination Payments that could become payable by the Purchaser on December 31, 2014 to the specific Continuing Employees still employed by the Purchaser on the date of the adjustment calculation will remain below the then remaining amount of the Escrow Amount. The Purchaser shall be entitled to replace the Committed Bank in relation to the Bank Guarantee or the collateral of the Bank Guarantee, in each case, at equivalent terms at any time.

8.13	If and to the extent Employees reject their transfer to the Purchaser within the Objection Period the Seller shall dismiss the relevant Employees within the shortest possible period that is legally permissible, and the Purchaser shall reimburse the Seller for Termination Payments incurred for such Employees which are in excess of the Termination Payment Cap. The Purchaser shall beentitled to reduce the amount of the Bank Guarantee for any amounts reimbursed according to the preceding sentence and Termination Payments paid by the Purchaser to Continuing Employees.

8.14	The payroll costs (regular monthly costs of employment as existing on the Closing Date and consistent with the employment agreements and past practice, excluding, for the avoidance of doubt, any extra benefits like bonuses or one time payments, unless such payments are a result of a binding agreement or past prac-

tice (betriebliche Übung)) relating to those Employees who shall not remain in the Business pursuant to the balance of interest and the social plan to be discussed and agreed with the works council representing the Employees for the period from the Closing Date until the earlier of (i) 31 July 2009 or (ii) the date of termination of the affected Employees’ employment relationship according to the balance of interest and the social plan shall be shared equally among the Seller and the Purchaser. The Party which is not the employer of the Employees after Closing undertakes to reimburse the other Party for 50% of those payroll costs to the extent not included in the calculation of the Termination Payments pursuant to Section 8.9 within 10 (ten) Business Days upon receipt of a detailed invoice specifying all costs from the Party being the employer of the Employees after Closing. Precondition for reimbursement is that the aforementioned payroll costs have been fully paid out to the respective Employees and are fully in compliance with and do not exceed the applicable collective bargaining agreements, applicable works agreements and/or individual employment contracts. The reimbursement is due without any deduction and without any right of set-off.

8.15	Old age part time claims of active Employees of the Seller are insured against insolvency through the Pfizer Trust e.V. After lapse of the Objection Period the Seller shall transfer assets reasonably sufficient to cover the old age part time claims of Continuing Employees with old age part time contracts to the Purchaser either directly or shall procure the transfer of those assets by Pfizer Trust e.V.

9.	LIP ASSET SALE CLOSING

The following provisions shall apply in the event that the Infraserv Consent is not duly granted on or before the Infraserv Due Date so that the Parties are to consummate the LIP Asset Sale:

9.1	The Parties shall consummate the LIP Asset Sale Closing on the first Business Day following the later to occur of (i) the Infraserv Due Date and (ii) the day on which the Closing Condition under Section 5.1.1 has been satisfied or waived (the “LIP Asset Sale Closing Date”). The LIP Asset Sale Closing shall take place at the offices of Clifford Chance in Frankfurt am Main, Federal Republic of Germany or at such other location, time or date as may be mutually agreed between the Parties.

9.2	At the LIP Asset Sale Closing, the Parties shall take the following LIP Asset Sale Closing Actions in the following order (Zug um Zug):

9.2.1	The Seller shall deliver to the Purchaser Annexes, 1.1(H) and 1.1(I), in each case updated as per the LIP Asset Sale Closing Date to reflect changes between the date hereof and the LIP Asset Sale Closing Date in the Equipment and the Fixed Assets.

9.2.2	The Purchaser shall pay an amount of [...***...], the “Demolition Cost Payment”) by wire transfer to the Seller’s Bank Account to be applied by the Seller to Demolition Costs in accordance with Section 16.2.6.

9.2.3	The Seller shall stop holding the Down Payment in trust for the Purchaser and shall be entitled to apply the Down Payment to Demolition Costs in accordance with Section 16.2.6.

9.2.4	The Purchaser shall pay an amount of [...***...], the “Severance Funds Payment”) by wire transfer to the Seller’s Bank Account to be applied by the Seller to Termination Payments according to Section 16.2.2.

9.2.5	If a Cash Notification has been received by the Seller in accordance with Section 7.11, the Purchaser shall pay the cash portion of the Purchase Price, including any increase pursuant to Section 4.2, to the Seller by wire transfer to the Seller’s Bank Account.

9.2.6	If the Cash Notification specifies that the Purchaser will pay the Purchase Price pursuant to Section 4.1.3 or no Cash Notification has been received by the Seller in accordance with Section 7.11, the Purchaser shall cause its transfer agent to deliver to the Seller, via electronic book-entry, the applicable number of Consideration Shares as notified by the Seller pursuant to Section 7.11 and the Seller and MannKind Corp. shall execute (i) the Registration Rights Agreement and (ii) the Contingent Value Rights Agreement.

9.2.7	The Parties shall seal (versiegeln) boxes containing the documents listed in the Data Room Index and shall deposit the boxes so sealed with the acting notary for evidence purposes (zu Beweiszwecken).

9.2.8	The Seller shall confirm in writing that the Seller’s Guarantees are true and correct in all material respects at the LIP Asset Sale Closing Date as if they were given as of such date.

9.2.9	For clarification, the Parties shall acknowledge that the LIP Business Sale is null and void, and shall mutually cancel (aufheben) the LIP Business Sale.

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9.2.10	The Parties shall procure that legal title to the LIP Assets is being transferred in rem (dinglich) to the Purchaser at the LIP Asset Sale Closing including generating of possession or assignment of rights to recover possession, each in accordance with German law. The Parties shall provide all further declarations and perform all other acts necessary or appropriate to achieve the transfer of title to the LIP Assets to the Purchaser.
9.3	After the last of the actions referred to under Section 9.2 has been taken, the Parties shall sign a closing memorandum (the “Closing Memorandum”) including (i) agreements necessary to transfer legal title to the LIP Assets under Section 9.2.10 hereof, and (ii) the confirmation to each other that the Closing Conditions applicable to the LIP Asset Sale Closing have been fulfilled and that the LIP Asset Sale Closing Actions have been taken in accordance with this Agreement.

9.4	If any Party fails to perform or procure performance of any of the actions referred to under Section 9.2 to be performed by it, the Purchaser, in the case of non-performance by the Seller, or the Seller, in the case of non-performance by the Purchaser, shall be entitled to (in addition to and without prejudice to all other rights or remedies available, including the Seller’s rights under Section 10.4, which shall apply accordingly) by written notice to the other Party (i) rescind (zurücktreten) this Agreement, or (ii) set a new date for the LIP Asset Sale Closing (not being more than 10 Business Days after the LIP Asset Sale Closing Date) in which case the provisions of this Section 9 shall apply to the LIP Asset Sale Closing as so deferred.

9.5	In the event of a rescission, neither Party shall have any claim under this Agreement of any nature whatsoever against the other Party except for Claims for breach of the covenants set forth in Sections 5.2., 6, 7 or based on Section 10.4 which shall apply accordingly.

10.	LIP BUSINESS SALE CLOSING

The following provisions shall apply in the event that the Infraserv Consent is duly granted on or before the Infraserv Due Date so that the Parties are to consummate the LIP Business Sale:

10.1	The Parties shall consummate the LIP Business Sale Closing on the first Business Day following a five days period after the day on which the last of the Closing Conditions under Section 5.1 has been satisfied (the “LIP Business Sale Closing Date”). The LIP Business Sale Closing shall take place at the offices of

Clifford Chance in Frankfurt am Main, Federal Republic of Germany or at such other location, time or date as may be mutually agreed between the Parties.

10.2	At the LIP Business Sale Closing, the Parties shall take the following LIP Business Sale Closing Actions in the following order (Zug um Zug):
10.2.1	The Seller shall deliver to the Purchaser Annexes 1.1(E), 1.1(H) and 1.1(I), in each case updated as per the LIP Business Sale Closing Date to reflect changes between the date hereof and the LIP Business Sale Closing Date in the Contracts, the Equipment, and the Fixed Assets.

10.2.2	If a Cash Notification has been received by the Seller in accordance with Section 7.11, the Purchaser shall pay the cash portion of the Purchase Price including any increase pursuant to Section 4.2 to the Seller by wire transfer to the Seller’s Bank Account.

10.2.3	If the Cash Notification specifies that the Purchaser will pay the Purchase Price pursuant to Section 4.1.3 or no Cash Notification has been received by the Seller in accordance with Section 7.12 the Purchaser shall cause its transfer agent to deliver to the Seller, via electronic book-entry, the applicable number of Consideration Shares as notified by the Seller pursuant to Section 7.12 and the Seller and MannKind Corp. shall execute (i) the Registration Rights Agreement and (ii) the Contingent Value Rights Agreement.

10.2.4	The Purchaser shall pay the Termination Payment Reimbursement, if any, to the Seller by wire transfer to the Seller’s Bank Account.

10.2.5	The Purchaser shall pay the Escrow Amount to the Notary by wire transfer to the Notary Account.

10.2.6	The Parties shall seal (versiegeln) boxes containing the documents listed in the Data Room Index and shall deposit the boxes so sealed with the acting notary for evidence purposes (zu Beweiszwecken).

10.2.7	Pfizer Inc. shall assign its rights under section 8.6 of the EPA to the Purchaser.

10.2.8	The Seller shall confirm in writing that the Seller’s Guarantees are true and correct in all material respects at the LIP Business Sale Closing Date as if they were given as of such date.

10.2.9	The Parties shall duly execute the Transition Services Agreement.

10.2.10	The Purchaser shall deliver to the Seller a copy of the duly executed MannKind Corp. guarantee substantially in the form attached to the Infraserv Consent.

10.2.11	The Parties shall notarize the HBR Transfer Agreement, the Option Right Transfer Agreement, and the ROFR-Property Transfer Agreement and shall grant a right of use of the Heritable Building Right up until the registration of its transfer to the Purchaser.

10.2.12	The Seller shall, in notarial form, grant (bewilligen) the registration of the transfer of the Prolongation Prenotation to the Purchaser.

10.2.13	The Seller shall pay the Down Payment by wire transfer to the Purchaser’s Bank Account as designated by the Purchaser or otherwise as directed by the Cash Notification.

10.2.14	The Parties shall procure that legal title to the Assets (other than the Heritable Building Right, the Option Right, and the ROFR-Property which are transferred pursuant to the HBR Transfer Agreement, the Option Right Transfer Agreement, and the ROFR-Property Transfer Agreement, respectively) is being transferred in rem (dinglich) to the Purchaser at the LIP Business Sale Closing including generating of possession or assignment of rights to recover possession, each in accordance with German law. The Parties shall provide all further declarations and perform all other acts necessary or appropriate to achieve the transfer of title to the Assets to the Purchaser.
10.3	After the last LIP Business Sale Closing Action has been taken, the Parties shall sign a closing memorandum (the “Closing Memorandum”) including (i) agreements necessary to transfer legal title to the LIP Business Assets under Section 10.2.14 hereof, and (ii) the confirmation to each other that the Closing Conditions have been fulfilled and that the LIP Business Sale Closing Actions have been taken in accordance with this Agreement.

10.4	In case, on the LIP Business Sale Closing Date, the Purchaser fails to pay the Purchase Price (in cash if a Cash Notification has been received by the Seller or otherwise in Consideration Shares) in accordance with Section 10.2.2 or 10.2.3, the Seller shall stop to hold the Down Payment in trust for the Purchaser and shall be entitled to withhold the Down Payment and apply it towards the actual damage incurred by the Seller, that arose as a result of the Purchaser’s breach of its obligation to consummate the LIP Business Sale Closing. The Seller shall notify the Purchaser of any amount so applied towards actual damage and provide due evidence of the amount of the damage incurred. The Seller’s potential claims for further damages and other remedies shall remain unaffected.

10.5	If any Party fails to perform or procure performance of any of the LIP Business Sale Closing Actions to be performed by it, the Purchaser, in the case of non-performance by the Seller, or the Seller, in the case of non-performance by the Purchaser, shall be entitled to (in addition to and without prejudice to all other rights or remedies available) by written notice to the other Party (i) rescind (zurücktreten) this Agreement, or (ii) set a new date for the LIP Business Sale Closing (not being more than 10 Business Days after the LIP Business Sale Closing Date) in which case the provisions of this Section 10 shall apply to the LIP Business Sale Closing as so deferred.

10.6	In the event of a rescission, neither Party shall have any claim under this Agreement of any nature whatsoever against the other Party except for Claims for breach of the covenants set forth in Section 5.2., 6, 7 or based on Section 10.4.

11.	SELLER’S GUARANTEES

11.1	The Parties have extensively discussed and negotiated to which extent and in which way the Seller should be liable for defects of the Assets and, in case of a LIP Business Sale, the Business, and/or if it turns out that the Seller’s Guarantees are untrue or incorrect. The Parties have decided to depart from the statutory system of liability and to provide instead for a separate system of liability, as determined in Annex 1.1(Q) and Sections 11, 13, 14.

11.2	The Seller guarantees in the form of an independent guarantee according to section 311 para. 1 BGB (selbständiges Garantieversprechen) with regard to the Assets and, in case of the LIP Business Sale, the Business to the Purchaser that, subject to the qualifications set out in Sections 11.3 and 11.4, the Seller’s Guarantees are true and correct in all material aspects as at the date hereof or as at such date as expressly referred to in Annex 1.1(Q), provided, however, that any provisions and limitations contained in this Agreement relating to the consequences of a Breach of the Seller’s Guarantees, including the provisions and limitations set forth in Annex 11.2 form an integral part of the Seller’s Guarantees (Inhalt des Schuldverhältnisses / Bestandteil der Garantieerklärung), and the Seller’s Guarantees are only given subject to such provisions and limitations.

11.3	The Seller’s Guarantees are qualified by any matters fairly disclosed by or under (i) this Agreement (including the Annexes and Schedules), (ii) the documents provided in the Data Room and (iii) the documents disclosed to the Purchaser and the answers of the Seller to information requests filed by the Purchaser according to the Logfile (the information referred to under (i) through (iii) collectively, the “Information”).

11.4	The Purchaser acknowledges and agrees that the only Seller’s Guarantees given in relation to:
11.4.1	the Employees or any related claims, liabilities or other matters (the “Employee-Related Matters”) are those set out in Section 7 of Annex 1.1(Q) and no other Seller’s Guarantee is given in relation to the Employee-Related Matters;

11.4.2	the environment or any related claims, liabilities or other matters (the “Environment-Related Matters”) are those set out in Section 10 of Annex 1.1(Q) and no other Seller’s Guarantee is given in relation to the Environment-Related Matters and the Seller’s Guarantees on Environment-Related Matters shall exclusively govern all potential claims, liabilities or other matters the Purchaser may bring forward against the Seller with regards to Environment-Related Matters, in particular Sections 3.2 through 3.8 shall not apply to Environment-Related Matters;

11.4.3	the operational activities of the Business, as currently or in the past conducted, including related permits, claims of authorities or other matters (the “Compliance-Related Matters”) are set out in Section 9 of Annex 1.1(Q) and no other Seller’s Guarantee is given in relation to the Compliance-Related Matters and the Seller’s Guarantees on Compliance-Related Matters shall exclusively govern all potential claims, liabilities or other matters the Purchaser may bring forward against the Seller with regards to Compliance-Related Matters, in particular Sections 3.2 through 3.8 shall not apply to Compliance-Related Matters;

11.4.4	Intellectual Property, or any related claims, liabilities or other matters (the “IP-Related Matters”) are set out in Section 4 and 12 of Annex 1.1(Q) and no other Seller’s Guarantee is given in relation to the IP-Related Matters;

11.4.5	The Heritable Building Right, real property of the Business and the Lease Agreements, or any related claims, liabilities or other matters (the “Real Property-Related Matters”) are set out in Sections 13, 14 and 15 of Annex 1.1(Q) and no other Seller’s Guarantee is given in relation to the Real Property-Related Matters.

11.5	None of the limitations in this Section 11 or Annex 11.2 shall apply to any Claim of the Purchaser which arises as a consequence of gross negligence (grobe Fahrlässigkeit), fraud or wilful misconduct (Vorsatz).

11.6	The Purchaser undertakes to the Seller that, except in the case of gross negligence (grobe Fahrlässigkeit), fraud or wilful misconduct (Vorsatz) it waives and shall not make any claim against any employee, director, agent or officer of the Business or member of the Pfizer Group on whom it may have relied on in relation to any information supplied or omitted to be supplied by any such person in connection with the Seller’s Guarantees or this Agreement.

12.	PURCHASER’S AND MANNKIND CORP.’S GUARANTEES

12.1	The Parties have extensively discussed and negotiated to which extent and in which way the Purchaser and MannKind Corp. should be liable if it turns out that statements made by the Purchaser or MannKind Corp. in this Section 12 and Annex 12(A) or Annex 12(B) are untrue or incorrect. The Parties have decided to depart from the statutory system of liability and to provide instead for a separate system of liability, as determined hereunder.

12.2	The Purchaser guarantees in the form of an independent guarantee according to section 311 para. 1 BGB (selbstständiges Garantieversprechen) that the Purchaser’s Guarantees of Annex 12(A) are true and correct as at the date hereof or as at such date as expressly referred to in Annex 12(A).

12.3	MannKind Corp. guarantees in the form of an independent guarantee according to section 311 para. 1 BGB (selbstständiges Garantieversprechen) that MannKind Corp.’s Guarantees in Part I of Annex 12(B) and, only in case no Cash Notification has been received by the Seller in accordance with Section 7.11, all the Purchaser’s Guarantees in Part II of Annex 12(B) are true and correct as at the date hereof or as at such date as expressly referred to in Annex 12(B).

13.	INDEMNIFICATION

13.1	In case of a Claim resulting from a Breach, the Party liable for the Breach shall put the other Party into the position such other Party would have been in without the Breach (Naturalrestitution). If the Party is unable to achieve this position within a reasonable period of time after having been notified by the other Party of the Breach, the other Party may claim monetary damages (Schadenersatz in Geld) provided, however, that such damages shall only cover actual and direct damages incurred (Mangelschaden) by the other Party, and shall in particular not cover (i) any indirect or consequential damages (Mangelfolgeschäden), (ii) losses caused by business interruptions, (iii) lost revenues (entgangene Einnahmen), (iv) lost profit (entgangener Gewinn), (v) damages and losses to goodwill, or (vi) reputational damages, and (vii) the other Party is not entitled to claim damages based on any argument that the Purchase Price has been calculated upon incorrect assumptions. The right of the other Party to rescind (Rücktritt) and the right of the other Party to demand damages in lieu of performance (Schadensersatz statt Leistung) under this Agreement is expressly excluded.

13.2	Without prejudice to its duty to mitigate any loss, each Party shall, at the other Party’s cost, provide all reasonable assistance to the Party to remedy any Breach.

13.3	The Parties agree that the rights and remedies which the Seller on the one hand and the Purchaser on the other hand may have in case of a guarantee being untrue and/or incorrect, breach of a covenant or in case of an indemnification or otherwise contained in this Agreement are limited to the rights and remedies (including claims for specific performance) expressly contained in this Agreement.

13.4	To the extent legally permissible, any claims and rights of any Party of any legal nature whatsoever (contractual, quasi-contractual, tort or otherwise) extending beyond the claims expressly provided for in this Agreement, in particular further-reaching claims based on defects, claims under section 280 BGB which according to former case law would have been considered as claims based on breach of pre-contractual obligations (culpa in contrahendo) or positive breach of contractual obligations (Positive Vertragsverletzung), rights to terminate this Agreement because of the lack of essential characteristics and claims under section 313 BGB and any other rights to terminate this Agreement or exercise any right or remedy which would have a similar effect are hereby excluded and waived by the Parties.

13.5	The provisions of this Section 13 shall not apply to (i) rights and remedies which the Seller may have under applicable law as a result of the Purchaser’s failure to pay the Purchase Price or any portion thereof in accordance with this Agreement, and (ii) any rights and remedies of any Party for gross negligence (grobe Fahrlässigkeit), fraud or wilful misconduct (Vorsatz).

14.	CONDUCT OF CLAIMS

14.1	In case of an issue, matter or fact potentially giving rise to a Claim, the Party seeking damages or indemnification under this Agreement (the “Indemnitee”)

from the other Party (the “Indemnitor”) shall (i) within reasonable promptness and in no case later than within a period of one month after the Indemnitee becomes aware of the matter, give written notice to the Indemnitor of the Breach, state the circumstances of the Breach in reasonable detail, furnish reasonable proof as it has in its possession of the Breach and, to the extent then feasible, set forth the estimated amount of such Breach and (ii) shall grant the Indemnitor the opportunity to remedy the Breach within a reasonable period of time of at least 45 Business Days, provided, that the failure of the Indemnitee to give written notice to the Indemnitor within a period of one month shall relieve the Indemnitor from the indemnification obligations herein unless the Indemnitor is not actually prejudiced as a result of the failure to give such notice.

14.2	If claims are raised, legal or administrative proceedings commenced or threatened to be commenced against the Indemnitee by a third party, including government agencies (a “Third Party Claim”), which may give rise to a Claim, the Indemnitee shall notify the Indemnitor in compliance with Section 14.1 of such Third Party Claim. The Indemnitee shall ensure that the Indemnitor shall (i) be provided with all materials, information (as it has in its possession) and assistance relevant in relation to the Third Party Claim, (ii) be given reasonable opportunity to comment or discuss with the Indemnitee any measures which the Indemnitor proposes to take or to omit in connection with a Third Party Claim, and (iii) in particular, the Indemnitor shall be given an opportunity to comment on, participate in, and review any reports on social security audits, disputes or appeals or other measures and shall receive without undue delay copies of all relevant notices (Bescheide) of any authority.

14.3	If and to the extent the Indemnitor depends on the cooperation of the Indemnitee, the Indemnitee shall, to the extent legally possible for the Indemnitee, at the request and expense of the Indemnitor, take all reasonable steps the Indemnitor may reasonably request from the Indemnitee in that respect.

14.4	No admission of a Third Party Claim shall be made by or on behalf of the Indemnitee and the Third Party Claim shall not be disposed of (erledigt) or settled (verglichen) without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

14.5	The Indemnitor shall be entitled at its own expense and its absolute discretion to take such action as the Indemnitor shall deem necessary or appropriate to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim (including making counter claims or other claims against third parties) in the name of and on behalf of the Indemnitee, provided, however, that the In-

demnitor prior to such action has acknowledged in writing to the Indemnitee that the Indemnitee will indemnify the Indemnitee from such Third Party Claim. The Indemnitee shall give all such information and assistance, as described above, including access to premises and personnel and the right to examine and copy or photograph any assets, accounts, documents and records as the Indemnitor or its professional advisors may from time to time request. The Indemnitor agrees to keep all such information confidential and only to use it for such purpose.

14.6	To the extent that the Indemnitor is in breach of a guarantee, breach of a covenant or in case of an indemnification all costs and expenses incurred by the Indemnitor in defending such claim shall be borne by the Indemnitor; if it turns out that the Indemnitor was not in breach, any costs and expenses reasonably incurred by it in connection with the defence (including adviser’s fees and internal costs of its staff) shall be borne by the Indemnitee.

14.7	The failure of any Indemnitee to comply with the obligations of the Indemnitee under this Section 14 shall release any Indemnitor from its obligation to pay damages or to indemnify under this Agreement, if and to the extent such damage or indemnification amount was directly caused by such failure to comply with the obligations of the Indemnitee under this Section 14.

14.8	Any payments of the Indemnitor to the Indemnitee in connection with this Section 14 shall be considered as an adjustment of the Purchase Price.

15.	CONFIRMATIONS OF THE PURCHASER

15.1	The Purchaser confirms that when entering into this Agreement the Purchaser solely relies on (i) its inspection and investigation of the Assets and the Business conducted in the sole responsibility of the Purchaser, and (ii) the Information.

15.2	The Purchaser had the opportunity to ask questions and seek further clarifications regarding the Information.

15.3	The Purchaser declares that the Purchaser is not aware of any facts or circumstances, which could give rise to a Claim for Breach under this Agreement.

16.	UNDERTAKINGS

16.1	In case of a LIP Business Sale Closing, the Seller shall indemnify and hold the Purchaser harmless from and against any Taxes of the Seller relating to the

Business for periods ending on or before the Closing Date for which the Purchaser is held liable, in particular, but not limited to, from and against any liability of the Purchaser according to Section 75 AO.

16.2	In the event of a LIP Asset Sale Closing,
16.2.1	the Purchaser, with the Seller’s assistance and co-operation, shall within 9 months following the LIP Asset Sale Closing Date finalize the dismantling of any LIP Assets from the buildings in which such assets are located on the Closing Date and fully vacate the buildings and the land from any LIP Assets, provided that the dismantling of any of the LIP Assets shall be made in strict compliance with any restrictions imposed under the Heritable Building Right Agreement, and the Purchaser shall indemnify and hold the Seller harmless from and against any liabilities and reasonable costs incurred;

16.2.2	the Seller shall negotiate and conclude as soon as reasonably practicable with the works council a balance of interest (Interessenausgleich) and a social plan (Sozialplan) regarding the dismissal of all Employees. Such agreement shall be made on the basis of the entitlement of the Employees under the PSR or such other amount as decided by the arbitration board (Einigungsstelle), unless the Parties agree otherwise. The resulting Termination Payments shall be borne by the Seller up to the Termination Payment Cap and any Termination Payments in excess of the Termination Payment Cap shall be borne by the Purchaser and shall be paid by the Seller to the Employees out of the Severance Funds Payment and any interest accruing on the balance of the Severance Funds Payment. The Severance Funds Payment shall be put on a separate interest bearing account, the Parties shall agree on a reasonable investment of the Severance Funds Payment, and any interest accrued on the Severance Funds Payment shall become part of the Severance Fund Payment available for distribution in accordance with this Agreement;

16.2.3	the Parties shall share equally the payroll costs (regular monthly costs of employment as existing on the Closing Date and consistent with the employment agreements and past practice, excluding, for the avoidance of doubt, any extra benefits like bonuses or one time payments, unless such payments are a result of a binding agreement or past practice (betriebliche Übung)) relating to the Employees for the period from the Closing Date until the earlier of (i) 31 July 2009 or (ii) the date of termination of the affected Employees’ employment relationship according to the balance of interest and the social plan described in Section 16.2.2;

16.2.4	the Seller shall initiate good faith negotiations with Infraserv regarding an early termination of the Heritable Building Right Agreement and shall return Heritable Building Right to Infraserv as soon as possible after the earlier to occur of (i) 9 months following the LIP Asset Sale Closing Date and (ii) finalization of the dismantling pursuant to Section 16.2.1 and shall pay Infraserv an compensation due in connection with the early termination of the Heritable Building Right Agreement (including site service agreements and investment charges);

16.2.5	if required pursuant to the discussions with Infraserv according to Section 16.2.4, the Seller shall tear down the Buildings as soon as reasonably practicable after the earlier to occur of (i) 9 months following the LIP Asset Sale Closing Date and (ii) finalization of the dismantling pursuant to Section 16.2.1;

16.2.6	notwithstanding the Termination Payment Cap subject to Section 16.2.3 the operating cost of the Business as well as all cost of shutting down the operations of the LIP shall be borne by the Purchaser; the Seller shall apply (i) funds received as Severance Funds Payment against payment of the Termination Payments in accordance with Section 16.2.2, (ii) the Down Payment and the Demolition Cost Payment against the Demolition Costs, and shall provide to the Purchaser a detailed calculation of the Termination Payments and the Demolitions Costs without undue delay upon finalization of the measures set out under Sections 16.2.1 through 16.2.5.

If and to the extent the sum of
(i) the Termination Payments, and
(ii) the Demolition Costs; less
(iii) the amount of the Termination Payment Cap; less
(iv) [...***...]; plus
(v) [...***...] per day by which the LIP Asset Sale Closing occurred later than the Infraserv Due Date;
(together the “Actual Demolition Cost”)
exceeds the sum of
(i) the Severance Funds Payment;

***	Confidential Treatment Requested

(ii) the Down Payment; and
(iii) the Demolition Cost Payment;
(together the “Prepayments”),
then the Purchaser shall pay to the Seller the amount of such excess.

If and to the extent the Actual Demolition Cost are lower than the Prepayments, then the Seller shall pay to the Purchaser the remaining balance.

16.2.7	The Seller acknowledges and agrees that it has a duty to mitigate Demolition Costs to the greatest extent possible and that it must act prudently and in good faith in negotiating Termination Payments and Demolition Costs.
16.3	In the event of the LIP Business Sale, the Parties acknowledge that it is the Purchaser’s intention to reduce the production level at the LIP after Closing to ten batches of bulk insulin per calendar year. Infraserv is entitled to overcapacity payments for the drop of utility consumption by the LIP below the level foreseen under the agreements between the Seller and Infraserv comprised in the Contracts. Such payments will be calculated in view of the remaining term of these agreements at Closing and will likely need to be prepaid. The Purchaser shall keep the Seller reasonably informed about the progress of discussions regarding the decrease in the production level with Infraserv comprised in the Contracts. The Seller undertakes to compensate the Purchaser for such overcapacity payments up to a maximum of [...***...]. If Closing occurs after the Infraserv Due Date, such cap shall be reduced by [...***...] per day to reflect the then reduced exposure to Infraserv due to the shorter remaining term of the contracts. For the avoidance of doubt, this Section 16.3 shall not apply in the event of a LIP Asset Sale.

16.4	If, within 5 years after the Closing, it turns out that there are still Related IP-Rights or, in case of a LIP Asset Sale, LIP Records, or in case of a LIP Business Sale, Records in possession of the Seller or Pfizer Inc., the Seller or Pfizer Inc., as the case may be, undertakes to transfer such Related IP-Rights, LIP Records or Records in rem (dinglich) to the Purchaser as soon as practicable. For the avoidance of doubt, this undertaking shall in no event be subject to the limitations set out under Section 11.4

***	Confidential Treatment Requested

16.5	The Purchaser is aware of and consents to the Seller conducting a full data harvest of all electronic data of the Business existing up to the Closing Date (the “Data Harvest”). The Seller shall be solely responsible for compliance of such Data Harvest with applicable data protection laws. If the Data Harvest is not finalized until the Closing Date, the Purchaser will assist the Seller in the finalization of the Data Harvest after the Closing Date to the extent permitted by applicable data protection laws. The harvested data shall be stored with a third party (the “Data Trustee”) after the finalization of the Data Harvest. The Purchaser shall procure to the extent permitted by applicable data protection laws that the Trustee grants access to the Seller to the harvested data in connection with judicial, administrative, tax, audit, or arbitration proceedings (or threatening respective proceedings) involving any company of the Seller Group which relate to or involve the Business or this Agreement.

16.6	The Seller will not offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy or otherwise acquire or take a pledge of) any of the Consideration Shares in violation of the Securities Act.

16.7	Seller may request that MannKind Corp. remove, and MannKind Corp. agrees to authorize and cause the removal of, any legend from the Consideration Shares, (i) following any sale of the Consideration Shares pursuant to an effective Registration Statement or Rule 144, or (ii) if such Consideration Shares are eligible for sale under Rule 144, without being subject to condition or restriction.

16.8	To the extent that MannKind Corp. determines that it is required to file with the SEC financial statements for the business acquired in connection with the acquisition of the Assets, then the Seller and Pfizer Inc. shall provide MannKind Corp. with such assistance and such information, including copies of audited and unaudited financial statements, and other information to assist MannKind Corp. in the preparation of pro forma financial statements, of the business acquired, as MannKind Corp. may reasonably request in connection with the preparation by MannKind Corp. of one or more Current Reports on Form 8-K as may be required by MannKind Corp. to satisfy its obligations under Items 2.01 and 9.01 of Form 8-K promulgated by the SEC with respect to the acquisition of the Assets.

16.9	If requested by MannKind Corp., for a period of one year following the Closing Date the Seller and Pfizer Inc. shall use their respective reasonable best efforts to obtain the consent of KPMG LLP with respect to the inclusion of historical financial statements of the business acquired to the extent MannKind Corp. is required to include them in the consolidated financial statements of MannKind Corp. or in any registration statement, report or other filing MannKind Corp. is required to file with the SEC, any blue sky securities authority or any securities exchange or market.

16.10	MannKind Corp. shall promptly reimburse the Seller and Pfizer Inc. for their respective out-of-pocket expenses reasonably incurred in complying with their obligations under Section 16.8 related to the preparation of pro forma financial statements; provided, however, that the Seller and Pfizer Inc. acknowledge and agree that such expenses shall not include any expenses incurred prior to the date of this Agreement.

17.	CONTRACTS IN THE EVENT OF A LIP BUSINESS SALE

17.1	Subject to Section 17.3.3, in the event of a LIP Business Sale, after the LIP Business Sale Closing the Purchaser shall:
17.1.1	perform all the Seller’s obligations to be performed after the Closing Date under each Contract (other than payment of the liabilities and settlement of the claims referred to in Section 3.2) in accordance with the terms of the Contract; and

17.1.2	indemnify the Seller on demand against each loss, liability and cost which the Seller incurs as a result of the Purchaser’s performance of the Seller’s obligations under each Contract (as referred to in clause 17.1.1) to the extent that the loss, liability or cost is attributable to the Purchaser’s act or omission after the Closing Date (including, without limitation, each loss, liability and cost incurred as a result of defending or settling a claim alleging such a liability).
17.2	The Seller shall indemnify the Purchaser against each loss, liability and cost which the Purchaser incurs as a result of the Seller’s performance of its obligations under each Contract to the extent that the loss, liability or cost is attributable to the Seller’s act or omission whether before or after the Closing Date (including, without limitation, each loss, liability and cost incurred as a result of defending or settling a claim alleging such a liability).

17.3	If a Contract cannot be transferred to the Purchaser except by an assignment made with a specified Person’s consent:
17.3.1	this Agreement does not constitute an assignment or an attempted assignment of the Contract if the assignment or attempted assignment would constitute a breach of the Contract;

17.3.2	both before and after the Closing Date the Purchaser and the Seller shall each make all reasonable efforts to obtain the Person’s consent to the assignment of the Contract;

17.3.3	until the consent is obtained, the Seller shall at the Purchaser’s sole cost and risk do each act and thing reasonably requested of it by the Purchaser to enable performance of the Contract and to provide for the Purchaser the benefits of the Contract (including, without limitation, enforcement of a right of the Seller against another party to the Contract arising out of its termination by the other party or otherwise); andif the arrangements in clauses 17.3.2 and 17.3.3 cannot be made in respect of the Contract within six months after the Closing Date:
(i)	Each Party shall make all reasonable efforts to ensure that the Contract is terminated without liability to either Party; and

(ii)	neither Party has any further obligation to the other relating to the Contract.
17.4	For the avoidance of doubt, Sections 17.1 through 17.3 shall not be applicable in the event of a LIP Asset Sale.

18.	FUTURE RELATIONSHIP BETWEEN THE PFIZER GROUP AND THE BUSINESS, PARENT GUARANTEE

18.1	The Purchaser shall release within a period of 5 (five) Business Days after the receipt of a respective request of a company of the Pfizer Group such company of the Pfizer Group from and the Purchaser shall deliver to the company of the Pfizer Group which made such request all guarantees as listed on Annex 18.1 issued by such company of the Pfizer Group to third parties for the benefit of the Business. This Section 18.1 shall not apply in the event of a LIP Asset Sale.

18.2	MannKind Corp. hereby guarantees by way of an independent promise of guarantee pursuant to Sec. 311 (1) BGB the proper fulfilment of all obligations of the Purchaser pursuant to this Agreement, in particular, but not limited to all payments owed by the Purchaser under or in connection with this Agreement.

19.	NOTICES

19.1	Unless provided otherwise in this Agreement, all declarations of the Parties under this Agreement which require receipt by the respective other Party must be made by registered mail with return receipt (Einschreiben mit Rückschein) or equivalent including courier with confirmation of receipt. The declarations shall at the same time be sent by telefax.

19.2	The Seller and Pfizer Inc. each appoints
Mr Inderpal Singh
Pfizer Inc.
NYO 235-25-03
235 East 42nd Street
New York NY 10017
USA
Fax-No.: +1 (646) 328 3113
copy to:
Mr Lars Benger
Mr Christoph Holstein
Clifford Chance
Königsallee 59
40215 Düsseldorf
Germany
Fax-No.: +49 (211) 4355 5600
as its respective agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving Seller and MannKind Corp. arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by Purchaser (which approval shall not be unreasonably withheld). Seller and MannKind Corp. shall promptly after the date hereof and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.
19.3	The Purchaser appoints
David Thomson
28903 North Ave. Paine
Valencia, California, 91355
USA
Fax: +1 661 775 2086

copy to:
Dr. Benno Schwarz
Gibson, Dunn & Crutcher LLP
Widenmayerstraße 10
80538 München
Germany
Fax-No.:+49 (89) 189 33 310
as its agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving Purchaser arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by Seller (which approval shall not be unreasonably withheld). Purchaser shall promptly after the date hereof and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.

19.4	Each Party may at any time appoint one or more other authorized agents for the receipt of all declarations that require receipt by the respective other Party by notice in accordance with this Article 19. However, for each Party at least one authorized agent for the receipt of all declarations that require receipt by the respective other Party must be appointed.

20.	CONFIDENTIALITY, ANNOUNCEMENTS

20.1	Any information or documents relating to a Party, their respective businesses or the Business and made available to another Party in connection with this Agreement shall not be disclosed to third parties or published unless required by applicable law, rules or regulations. However, this obligation shall not apply to information that is proven (i) to have been (or have become) generally available (public domain) without breach of any obligation of any of the Parties, (ii) to have been known to the disclosing Party prior to the disclosure by the other Party, (iii) to have been independently developed by the disclosing Party, or (iv) to have been received by the disclosing Party from a third party without any violation of any obligation of such third party owed to the disclosing Party.

20.2	Neither Party shall, without the prior written consent of the respective other Party, disclose the contents of this Agreement to third parties or make any information relating thereto available to third parties. This shall not, however, apply to the extent a Party or an affiliate of a Party is obliged to make any announcement or disclosure under applicable law or regulation. The right of the Parties to disclose matters to advisers who are bound by law to professional secrecy shall remain unaffected. Notwithstanding the foregoing, MannKind Corp. shall be entitled to disclose the contents of this Agreement in connection with a potential partnering transaction upon five Business Days notice to Pfizer Inc. unless Pfizer Inc. reasonably refuses consent within such time period and further provided that MannKind Corp. shall only be entitled to disclose the contents of this Agreement to a potential partner that (i) is bound by an obligation of confidentiality and (ii) has been permitted to conduct due diligence on MannKind Corp.’s new drug application for its inhaled insulin product.

20.3	Unless otherwise provided for in this Agreement, neither Party shall make any public announcement regarding the entering into of this Agreement without the prior written consent of the other Parties, unless (i) in a reasonable judgment of a Party, required by, or appropriate under applicable law or regulation, or (ii) except as required to perform this Agreement. Reasonably prior to any permitted announcement the Party wishing to make the announcement shall, to the extent possible without violation of legal restrictions, notify the other Party thereof, provide to the other Party the proposed wording of the announcement, consult with the other Party and take any requests of the other Party into due consideration.

21.	ASSIGNMENT RESTRICTIONS

This Agreement and any rights and obligations hereunder may not be assigned and transferred, in whole or in part, without the prior written consent of the other parties hereto, except that the Purchaser may assign and transfer all or any rights and claims hereunder (i) to its finance providers by way of security and all or any such claims may be further assigned or transferred in enforcement of such security, and (ii) to an affiliate of the Purchaser if and to the extent the Purchaser remains obliged to adhere to the terms of this Agreement as joint obligor (Gesamtschuldner) with Purchaser’s affiliate. The Purchaser shall give notice of any such assignment or transfer to the Seller without undue delay.

22.	COSTS AND TRANSFER TAXES

All expenses, costs, fees and charges in connection with the transactions contemplated under this Agreement including without limitation, legal services, shall be borne by the Party commissioning the respective expenses, costs, fees and charges unless expressly provided otherwise in this Agreement. All notarial fees as well as the other costs, including costs for the administration of the Escrow Amount, that result from the signing of this Agreement and the consummation of the transactions contemplated in this Agreement, including any possible applicable transfer taxes, in particular real estate transfer taxes and similar fees in connection with the sales or transfers under this Agreement from the Seller to the Purchaser, shall be borne by the Purchaser. The costs arising in connection with the notification of the transaction to the competent authorities, including the costs charged by the competent authorities, shall be borne by the Purchaser.

23.	FINAL PROVISIONS

23.1	The Seller and Pfizer Inc. shall be severally but not jointly liable for any of their obligations under or in connection with this Agreement (Haftung als Teilschuldner; Ausschluss der gesamtschuldnerischen Haftung).

23.2	Any amendments to this Agreement shall be in writing, signed by each of the Parties to be valid and require the explicit reference to this Agreement but need to be notarized only if this is required by mandatory law. This is also applicable for an amendment of this Clause 23.2.

23.3	If any provision of this Agreement or any provision to be incorporated into this Agreement is or becomes invalid or impracticable or should a necessary provision not be contained in this Agreement, the validity of this Agreement and the remaining provisions of this Agreement shall remain unaffected. Instead of the invalid or impracticable provision or to bridge the gap, a valid provision is applicable which to the fullest extent possible corresponds to what the parties would have wanted or according to the sense and object of this Agreement would have agreed if they had known the invalidity or impracticability or had realized the gap.

23.4	This Agreement shall be exclusively governed by and construed in accordance with the law of the Federal Republic of Germany applicable to parties residing within the Federal Republic of Germany (without regard to the conflicts of law provisions of the law of the Federal Republic of Germany).

23.5	All disputes, controversies or claims arising from or in connection with this Agreement (including questions concerning its validity) shall be finally and exclusively settled under the Rules of Arbitration of the International Chamber of Commerce without recourse to the ordinary courts of law. The arbitration tribu-

nal shall consist of 3 (three) arbitrators. The arbitration shall take place in Frankfurt am Main. The arbitration shall be conducted in English but written evidence (Beweismittel) may also be submitted in German. In the event that applicable mandatory law requires any matter arising out of or connection with this Agreement and its implementation to be decided by an ordinary court of law, the competent courts in Frankfurt am Main — to the extent legally possible — shall have the exclusive jurisdiction.

23.6	This Agreement comprises the entire agreement between the Parties concerning the subject matter hereof and supersedes and replaces all prior negotiations, agreements and undertakings of the parties whether oral or written, with respect to the subject matter hereof, including, without limitation, the Heads of Terms of 13 February 2009. The Parties agree that the Confidentiality Agreement between the Parties dated 3 January 2008, as amended, shall become invalid on the Closing Date. Oral or written side agreements to this Agreement do not exist.

23.7	Each Party shall from time to time execute and deliver all such further documents and agreements and take all such further actions as the other Party may reasonably require and which are not inconsistent with any other provisions of this Agreement in order to effectively consummate this Agreement as provided herein.

23.8	Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by 360.

23.9	This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties unless otherwise explicitly provided for herein.

23.10	Except as expressly provided otherwise in this Agreement, no Party shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have against any rights or claims any other party may have under this Agreement, or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds of a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) have been acknowledged (anerkannt) in writing by the relevant other party/parties or have been confirmed by final decision of a competent court (Gericht) or arbitration court (Schiedsgericht).

23.11	The Parties shall undertake to notify the Notary promptly (unverzüglich) upon the Condition Precedent pursuant to Section 2.2 having occurred. The notifica-

tion shall include the allocation for the purchase price required under Section 4.4 of the Agreement and a proposal to determine the basis for the purpose of the Real Estate Transfer Tax (Grunderwerbsteuer).

23.12	The Seller shall instruct the Notary to make the Notification in accordance with Section 7.4 to Sanofi-Aventis through a court marshal (durch Gerichtsvollzieher) and hereby empowers (bevollmächtigt) the Notary to make such Notification in the name of the Seller.
This recording has been read to the appeared in the presence of the Notary, was presented to them for inspection together, approved by the appeared and signed by them and the notary as follows:
/s/ Authorized signatures

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT
     This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2009 (the “Agreement”), is by and between MannKind Corporation, a Delaware corporation (“MannKind”), and Pfizer Manufacturing Frankfurt GmbH, a German limited liability company (“PMF”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Section 1.1 hereto.
RECITALS
     WHEREAS, this Agreement is made in connection with MannKind’s purchase of certain assets from PMF in exchange for [•] shares of MannKind’s common stock, par value $0.01 per share (each such share of common stock received by PMF being referred to herein as “Share” and collectively as the “Shares”), pursuant to that certain LIP Asset or Business Sale and Purchase Agreement, dated as of [•], 2009 (the “Purchase Agreement”).
     WHEREAS, as an integral part of the consideration received by PMF under the Purchase Agreement, MannKind agrees to grant to PMF certain contingent value rights relating to the Shares.
AGREEMENT
     NOW, THEREFORE, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. Definitions.
     (a) As used in this Agreement, the following terms shall have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” has the meaning provided in the Preamble.
     “Bona Fide Offer” means an introduction and offer meeting the requirements in Section 2.5.
     “Bona Fide Offer Date” has the meaning provided in Section 2.1(d).
     “Bona Fide Offer Payment” has the meaning provided in Section 2.1(d).
     “Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the State of New York, USA or Frankfurt am Main, Federal Republic of Germany are authorized or required to be closed for the conduct or regular banking business.
     “CVR Payment” has the meaning provided in Section 2.1(a).

     “Disposition” means (a) the direct or indirect sale, lease, conveyance or other disposition (other than by way of merger, consolidation or other similar business combination, which events shall be dealt with solely by clause (b) of this definition) in one or a series of related transactions, of all or substantially all of the properties or assets of MannKind and its subsidiaries taken as a whole to any Person or group of Persons, or (b) the consummation of any merger, consolidation or other transaction in which any Person or group of related Persons becomes the beneficial owner, directly or indirectly, of more than 50% (or, in the case of Alfred E. Mann, the Alfred E. Mann Living Trust, Mannco LLC, Biomed Partners, LLC or Biomed Partners II, LLC, 60%) of the combined voting power of MannKind’s capital stock except that a Disposition under clause (b) shall not be deemed to have occurred if (i) in connection with such transaction all of the Shares are exchanged solely for other publicly traded common stock of MannKind or another Person, the acquiror assumes the obligations of MannKind under this Agreement with appropriate adjustments being made to the terms of this Agreement to reflect such transaction and the economic benefits intended to be conferred on PMF under this Agreement, all to the reasonable satisfaction of PMF, or (ii) PMF and its Affiliates do not sell all of the Shares held by them in connection with such transaction.
     “Disposition Date” has the meaning provided in Section 2.1(b).
     “Disposition Payment” has the meaning provided in Section 2.1(b).
     “Insolvency Date” has the meaning provided in Section 2.1(c).
     “Insolvency Event” means the occurrence of any of the following events:
     (a) a court of competent jurisdiction entering a decree or similar order for relief in respect of MannKind in an involuntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of MannKind or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or
     (b) MannKind commencing a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereinafter in effect, or consenting to the entry of an order for relief in an involuntary case under any such law, or consenting to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of MannKind or any substantial part of its property, or making any general assignment for the benefit of creditors.
     “Insolvency Payment” has the meaning provided in Section 2.1(c).
     “Liquidity Event Value” means the amount obtained by multiplying the Stock Price by the number of Shares held by PMF and its Affiliates on the Bona Fide Offer Date (for purposes of Sections 2.1(d) and 2.5) or on the Put Date (for purposes of Sections 2.1(e) and 2.6), as the case may be.
     “MannKind” has the meaning provided in the Preamble.
     “Maturity Date” means the earlier to occur of (a) [•], 20101 and (b) eight months after a registration statement with respect to the Shares has been declared effective by the U.S. Securities and Exchange Commission (or any successor regulatory body).

[1]	NOTE TO DRAFT: Insert date that is 14 months following the date of this Agreement.

     “Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, trust, joint venture, other business entity or governmental authority.
     “PMF” has the meaning provided in the Preamble.
     “PMF’s Net Proceeds From Sales” means the aggregate amount of (a) any cash consideration plus (b) the fair market value of any non-cash consideration, in each case received by PMF and its Affiliates from the sale of Shares, and in each case as of the date of receipt of such consideration by PMF or such Affiliates and net of any brokerage fees and commissions or other similar fees or expenses paid or payable by PMF or its Affiliates in connection with such sales.
     “Purchase Agreement” has the meaning provided in the Recitals.
     “Put Date” has the meaning provided in Section 2.1(e).
     “Put Payment” has the meaning provided in Section 2.1(e).
     “Put Right” has the meaning provided in Section 2.6.
     “Put Right Triggering Event” has the meaning provided in Section 2.6.
     “Put Shares” has the meaning provided in Section 2.6.
     “Shares” has the meaning provided in the Recitals.
     “Shelf Registration Statement” means the shelf registration statement under the U.S. Securities Act of 1933, as amended, on Form S-3 that MannKind is required to file with the Securities Exchange Commission pursuant the Registration Rights Agreement, dated [•], 20092, between MannKind and PMF.
     “Standby Letter of Credit” means the irrevocable standby letter of credit in the amount of $15 million, naming PMF as a direct beneficiary, which is attached hereto as Exhibit A.3
     “Stock Price” has the meaning provided in the Purchase Agreement.
     “Target Value” means $[•] million.4
     “Trading Days” means days on which trading generally takes place on the principal exchange on which the Shares are trading and on which trading in MannKind’s common stock has not been suspended.
     “Valuation Period” means the period commencing on the earlier of (a) the day the Shelf Registration Statement is declared effective and (b) the six-month anniversary of the date of this Agreement and ending on (and including) the Maturity Date (for purposes of Section 2.1(a)), the Disposition Date (for purposes of Section 2.1(b)), the Insolvency Date (for purposes of Section 2.1(c)), the Bona Fide Offer Date (for purposes of Section 2.1(d)) or the Put Date (for purposes of Section 2.1(e)), as applicable.

[2]	NOTE TO DRAFT: Insert the date the Registration Rights Agreement is signed, which should be the date of this Agreement.

[3]	NOTE TO DRAFT: The issuer of the letter of credit to be reasonably acceptable to PMF. In the event that MannKind pays the purchase price partially in cash and partially with shares, the amount of the Standby LOC should be reduced proportionately.

[4]	NOTE TO DRAFT: Insert the value of the shares delivered at closing.

     “VWAP” means the volume weighted average price per Share, as reported on Bloomberg, for all of the Trading Days during the Valuation Period, on the principal exchange on which such Shares are trading during such period. The parties understand and agree that if no Valuation Period has occurred then VWAP shall in all cases mean “0” for purposes of this Agreement.
     (b) Interpretation. As used in this Agreement, except to the extent that the context otherwise requires:
          (i) when a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement unless otherwise indicated;
          (ii) the headings and subheadings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (iii) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (v) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
          (vii) references to a Person are also to its permitted successors and assigns; and
          (viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE II
CONTINGENT VALUE RIGHTS
     Section 2.1. Terms of the Contingent Value Right.
     (a) If the Maturity Date has been reached without one of Sections 2.1(b) through 2.1(e) having been triggered, MannKind shall pay to PMF an amount equal to the amount (if any) by which the Target Value exceeds the greater of (i) VWAP multiplied by [•]5 and (ii) the sum of (1) VWAP multiplied by the number of Shares held by PMF and its Affiliates at the close of trading on the Maturity Date (or if the Maturity Date is not a Trading Day, the immediately preceding Trading Day) plus (2) PMF’s Net Proceeds From Sales on or prior to the Maturity Date (such payment being referred to herein as the “CVR Payment”). The CVR Payment (if any) shall be paid by MannKind no later than the third Business Day after the Maturity Date by wire transfer of immediately available funds in U.S. dollars to such account as PMF may direct by written notice to MannKind, which notice shall be given to MannKind no later than one Business Day after the Maturity Date.

[5]	NOTE TO DRAFT: Insert the number of Shares delivered to PMF at closing.

     (b) If a Disposition occurs prior to the Maturity Date (the date of the consummation of such Disposition being referred to herein as the “Disposition Date”), MannKind shall pay to PMF an amount equal to the amount (if any) by which the Target Value exceeds the greater of (i) the sum of (1) VWAP multiplied by the number of Shares sold by PMF and its Affiliates on or prior to the Disposition Date (other than pursuant to the Disposition) plus (2) PMF’s Net Proceeds From Sales of Shares in the Disposition or, in the case of a Disposition covered by clause (a) of that definition, the fair market value of any dividends declared on the Shares held by PMF and its Affiliates in connection with such Disposition, and (ii) the sum of (1) PMF’s Net Proceeds From Sales on or prior to the Disposition Date (other than pursuant to the Disposition) plus (2) PMF’s Net Proceeds from Sales of Shares in the Disposition or, in the case of a Disposition covered by clause (a) of that definition, the fair market value of any dividends declared on the Shares held by PMF and its Affiliates in connection with such Disposition (such payment being referred to herein as the “Disposition Payment”). The Disposition Payment (if any) shall be paid by MannKind no later than the third Business Day after the Disposition Date by wire transfer of immediately available funds in U.S. dollars to such account as PMF may direct by written notice to MannKind, which notice shall be given to MannKind no later than one Business Day after the Disposition Date.
     (c) If an Insolvency Event occurs prior to the Maturity Date (the date on which such event occurs being referred to herein as the “Insolvency Date”), MannKind shall pay to PMF an amount equal to the amount (if any) by which the Target Value exceeds the greater of (i) the sum of (1) VWAP multiplied by the number of Shares sold by PMF and its Affiliates on or prior to the Insolvency Date plus (2) the fair market value of any remaining Shares held by PMF and its Affiliates on the Insolvency Date and (ii) the sum of (1) the fair market value of any remaining Shares held by PMF and its Affiliates on the Insolvency Date plus (2) PMF’s Net Proceeds From Sales on or prior to the Insolvency Date (such payment being referred to herein as the “Insolvency Payment”). The Insolvency Payment (if any) shall be paid by MannKind no later than the third Business Day after the Insolvency Date by wire transfer of immediately available funds in U.S. dollars to such account as PMF may direct by written notice to MannKind, which notice shall be given to MannKind promptly following receipt by PMF of notice of the Insolvency Date.
     (d) If a Bona Fide Offer occurs prior to the Maturity Date (the date on which such Bona Fide Offer occurs being referred to herein as the “Bona Fide Offer Date”), MannKind shall pay to PMF an amount equal to the amount (if any) by which the Target Value exceeds the greater of (i) the sum of (1)  VWAP multiplied by the number of Shares sold by PMF and its Affiliates on or prior to the Bona Fide Offer Date (other than pursuant to the Bona Fide Offer) plus (2) the Liquidity Event Value and (ii) the sum of (1) the Liquidity Event Value plus (2) PMF’s Net Proceeds From Sales on or prior to the Bona Fide Offer Date (other than pursuant to the Bona Fide Offer) (such payment being referred to herein as the “Bona Fide Offer Payment”). The Bona Fide Offer Payment (if any) shall be paid by MannKind no later than the third Business Day after the Bona Fide Offer Date (or, if earlier, the third Business Day after the date on which PMF accepts a Bona Fide Offer) by wire transfer of immediately available funds in U.S. dollars to such account as PMF may direct by written notice to MannKind, which notice shall be given to MannKind no later than one Business Day after the Bona Fide Offer Date.
     (e) If a Put Right Triggering Event occurs and PMF exercises the Put Right (the date on which the Put Right is exercised being referred to herein as the “Put Date”), in consideration for the Put Shares, MannKind shall pay to PMF (i) the Liquidity Event Value and (ii) an amount equal to the amount (if any) by which the Target Value exceeds the greater of (1) the sum of (x) VWAP multiplied by the number of Shares sold by PMF and its Affiliates on or prior to the Put Date (other than pursuant to the Put Right) plus (y) the Liquidity Event Value and (2) the sum of (x) the Liquidity Event Value plus (y) PMF’s Net Proceeds From Sales on or prior to the Put Date (other than pursuant to the Put Right) (such payment being referred to herein as the “Put Payment”). The closing of the acquisition of Shares contemplated by the exercise of the Put Right and the funding of the Put Payment shall occur on the third Business Day following the Put Date. Upon receipt of the Put Shares, duly endorsed to MannKind, the Put Payment shall be paid by MannKind by wire transfer of immediately available funds in U.S. dollars to such account as PMF may direct by written notice to MannKind, which notice shall be given no later than one Business Day after the Put Date.
     (f) PMF shall only be entitled to receive at most one payment pursuant to this Section 2.1, which payment (if any) shall be the first to become due and payable of the CVR Payment, the Disposition Payment, the Insolvency Payment, the Bona Fide Offer Payment or the Put Payment, as the case may be.
     (g) The parties shall cooperate in good faith to resolve, as promptly as practicable and in any event within 15 Business Days after such dispute arises, any disputes between them with respect to the calculations required under this Section 2.1.
     Section 2.2. Characterization of Rights.
     (a) The parties agree that this Agreement, including PMF’s rights to receive payments hereunder, is an integral part of the consideration paid in connection with the transactions contemplated by the Purchase Agreement.
     (b) The rights contained in this Agreement shall not be evidenced by any certificate or other instrument.
     (c) This Agreement does not grant or provide any voting or dividend rights with respect to any common stock of MannKind (including the Shares).
     (d) This Agreement does not represent or provide any equity or ownership interest in MannKind.
     (e) No amount of interest shall accrue on amounts that may become payable under this Agreement.
     Section 2.3. Payment Restricting Action. Neither MannKind nor any of its subsidiaries shall enter into any agreement that would limit or restrict MannKind’s ability to make the payments required to be made to PMF pursuant to the terms of this Agreement or that would otherwise restrict MannKind’s ability to fund such payments.
     Section 2.4. Guarantee of Payment. If MannKind shall fail to pay to PMF any amount required to be paid pursuant to this Agreement, PMF shall be entitled to draw on the Standby Letter of Credit to fund such amount following five days written notice to MannKind of PMF’s intention to do so.
     Section 2.5. No Right to Payment. MannKind shall not be required to make any payments under Section 2.1 (other than under clause (d) thereof, if applicable) if it introduces PMF to a bona fide prospective purchaser who makes a bona fide, written, all-cash offer to PMF to acquire all of the Shares held by PMF and its Affiliates (in each case as determined by PMF acting reasonably and in good faith), provided that (a) the cash consideration payable to PMF is at least equal to the Liquidity Event Value and (b) the transaction is not conditioned on the prospective purchaser obtaining financing or on any other condition not customary for such transactions (in each case as determined by PMF acting reasonably and in good faith).
     Section 2.6. PMF Put Right. If within any six-month period prior to the Maturity Date MannKind consummates one or more public or private offerings or other sales of debt or equity securities, and the aggregate proceeds of such offering or offerings equal or exceed [...***...] (a “Put Right Triggering Event”), then PMF shall have the right (“Put Right”) to re-

***	Confidential Treatment Requested

quire MannKind to purchase all of the Shares then held by PMF and its Affiliates (such Shares, the “Put Shares”) in exchange for the Put Payment. The Put Payment shall be calculated and paid as provided in Section 2.1(e) of this Agreement. In connection with the granting of the Put Right, MannKind covenants and agrees that MannKind shall deliver or cause to be delivered to PMF prompt written notice that a Put Right Triggering Event is expected to occur. Such notice shall be delivered to PMF no later than three Business Days in advance of the anticipated settlement date of the applicable securities offering or sale which is excepted to result in a Put Right Triggering Event. PMF shall have five Business Days after receipt of such notice to exercise the Put Right.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.1. PMF’s Representations and Warranties.
     (a) PMF is a limited liability company duly organized and validly existing under the laws of Germany and has all requisite power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now conducted.
     (b) PMF has all requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by PMF of the transactions contemplated by this Agreement have been approved by all necessary actions and no other proceedings on the part of PMF are necessary to authorize the execution and delivery of this Agreement by PMF and the performance by PMF of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by PMF and, assuming the due authorization, execution and delivery of this Agreement by MannKind, constitutes a valid and binding obligation of PMF, enforceable against PMF in accordance with its terms.
     (c) The execution and delivery by PMF of this Agreement and the performance of the transactions contemplated by this Agreement do not and will not (a) conflict with or result in a breach of any provision of the organizational documents of PMF, (b) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any material contract or other material instrument of any kind to which PMF is now a party or by which PMF may be bound or affected, or (c) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to PMF.
     (d) No declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any governmental authority or other Person is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by PMF or the performance by PMF of its obligations under and in accordance with this Agreement.
     Section 3.2. MannKind’s Representations and Warranties.

     (a) MannKind is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted.
     (b) MannKind has all requisite corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by MannKind of the transactions contemplated by this Agreement have been approved by the Board of Directors of MannKind and no other corporate or other proceedings on the part of MannKind are necessary to authorize the execution and delivery of this Agreement by MannKind and the performance by MannKind of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by MannKind and, assuming the due authorization, execution and delivery of this Agreement by PMF, constitutes a valid and binding obligation of MannKind, enforceable against MannKind in accordance with its terms.
     (c) The execution and delivery by MannKind of this Agreement and the performance of the transactions contemplated by this Agreement do not and will not (a) conflict with or result in a breach of any provision of the respective certificates of incorporation or bylaws of MannKind, (b) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any material contract or other material instrument of any kind to which MannKind is now a party or by which MannKind may be bound or affected, or (c) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to MannKind.
     (d) No declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any governmental authority or other Person is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by MannKind or the performance by MannKind of its obligations under and in accordance with this Agreement.
ARTICLE IV
MISCELLANEOUS
     Section 4.1. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (a) when delivered personally or by prepaid overnight courier, with a record of receipt, (b) the fourth day after mailing if mailed by certified mail, return receipt requested or (c) the day of transmission, if sent by facsimile or telecopy during regular business hours or the day after transmission, if sent after regular business hours (with a copy promptly sent by prepaid overnight courier with record of receipt or by certified mail, return receipt requested), to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
     If to MannKind:
MannKind Corporation
28903 North Avenue Paine
Valencia, California 91355
USA
Fax: +1 661 775 2086
Attention: David Thomson

     With a copy to:
Cooley Godward Kronish LLP
4401 Eastgate Mall
San Diego, California 92121
USA
Fax: +1 858 550 6420
Attention: D. Bradley Peck
     If to PMF:
Pfizer Inc.
235 East 42nd Street
New York, New York 10017
USA
Fax: +1 646 328 3113
Attention: Inderpal Singh
     With copies (which shall not constitute notice) to:
Clifford Chance
Königsallee 59
40215 Düsseldorf
Germany
Fax: +49 211 43 555 600
Attention: Christoph Holstein
Lars Benger
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
USA
Fax: +1 212 878 8375
Attention: Benjamin K. Sibbett
Karl A. Roessner
     Section 4.2. Entire Agreement, Amendments and Waiver. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only with the written consent of MannKind and PMF. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies that may be available to a party with respect to this Agreement.
     Section 4.3. Expenses. Each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated by this Agreement.

     Section 4.4. No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person (except, for the avoidance of doubt, as provided by the Standby Letter of Credit).
     Section 4.5. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement and any attempt to do so will be void.
     Section 4.6. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     Section 4.7. Termination.
     (a) This Agreement shall terminate upon the earliest to occur of (i) the receipt by PMF of a CVR Payment, Disposition Payment, Insolvency Payment, Bona Fide Offer Payment or Put Payment and (ii) 14 days after the earliest to occur of the Maturity Date, the Disposition Date, the Insolvency Date or the Bona Fide Offer Date if no payments are required to be made by MannKind pursuant to Section 2.1.
     (b) [Promptly following termination of this Agreement pursuant to clause (a) of this Section 3.7, unless PMF has drawn down the full amount of the Standby Letter of Credit in accordance with Section 2.4, PMF shall deliver, or shall cause to be delivered, to MannKind written acknowledgement or such other documents reasonably requested by MannKind or the issuer of the Standby Letter of Credit to effect the cancellation of any undrawn balance under the Standby Letter of Credit and the termination of any and all right of PMF to draw any further amounts under the Standby Letter of Credit.]6
     Section 4.8. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     Section 4.9. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
     Section 4.10. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH

[6]	NOTE TO DRAFT: Subject to review by PMF of the letter of credit.

THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 4.10 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 4.1. Such service of process shall have the same effect as if the party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.
     Section 4.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument.
[Signatures begin on the next page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MANNKIND CORPORATION
By:
Name:
Title:

PFIZER MANUFACTURING FRANKFURT GMBH
By:
Name:
Title:

FORM OF REGISTRATION RIGHTS AGREEMENT
     This REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2009, is entered into by and between MannKind Corporation, a Delaware corporation (the “Company”), and Pfizer Manufacturing Frankfurt GmbH, a German limited liability company (“PMF”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Section 1 hereto.
RECITALS
     WHEREAS, this Agreement is made in connection with the Company’s purchase of certain assets from PMF in exchange for [•] shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to that certain LIP Asset or Business Sale and Purchase Agreement, dated as of March [•], 2009 (the “Purchase Agreement”).
     WHEREAS, as an integral part of the consideration received by PMF under the Purchase Agreement, the Company agrees to provide to PMF the registration rights provided for in this Agreement.
AGREEMENT
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     Section 1.
          a. Definitions. As used in this Agreement, the following terms shall have the following meanings:
     “Agreement” shall mean this Registration Rights Agreement as originally executed and as amended, supplemented or restated from time to time.
     “Closing Date” shall mean [•], 2009.
     “Common Stock” shall have the meaning set forth in the Recitals.
     “Commission” shall mean the U.S. Securities and Exchange Commission or any successor governmental agency or authority.
     “Company” shall have the meaning set forth in the preamble and shall include the Company’s successors by merger, acquisition, reorganization, conversion or otherwise.
     “Company Indemnified Party” shall have the meaning set forth in Section 5(b).
     “Effective Date” shall have the meaning set forth in Section 2(c).
     “Effectiveness Deadline” shall mean the 30th day after the Closing Date.
     “Effectiveness Failure” shall have the meaning set forth in Section 2(d).
     “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
     “FINRA” shall mean the Financial Industry Regulatory Authority.
     “Form S-3” shall mean such form under the Securities Act as in effect on the date of this Agreement or any successor or similar form under the Securities Act.

     “Form S-4” shall mean such form under the Securities Act as in effect on the date of this Agreement or any successor or similar form under the Securities Act.
     “Free Writing Prospectus” shall have the meaning set forth in Rule 433 promulgated by the Commission under the Securities Act.
     “Indemnified Party” shall mean a party entitled to indemnity in accordance with Section 5.
     “Indemnifying Party” shall mean a party obligated to provide indemnity in accordance with Section 5.
     “Inspectors” shall have the meaning set forth in Section 3(i).
     “Liquidated Damages” shall have the meaning set forth in Section 2(d).
     “Losses” shall have the meaning set forth in Section 5(a).
     “Maintenance Failure” shall have the meaning set forth in Section 2(d).
     “Person” shall mean any natural person, partnership, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, joint venture, association, trust, unincorporated organization or any other governmental or legal entity.
     “PMF” shall have the meaning set forth in the preamble.
     “PMF Indemnified Party” shall have the meaning set forth in Section 5(a).
     “Prospectus” shall mean the prospectus included in the Shelf Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Shelf Registration Statement, and any issuer Free Writing Prospectus, amendments and supplements to the Prospectus, and all material incorporated by reference in such Prospectus.
     “Purchase Agreement” shall have the meaning set forth in the Recitals.
     “Records” shall have the meaning set forth in Section 3(i).
     “Registrable Securities” shall mean (i) the shares of Common Stock acquired by PMF pursuant to the Purchase Agreement and (ii) any and all shares of Common Stock that may be issued to PMF in respect of, in exchange for, or in substitution for any Registrable Securities, whether by reason of any stock split, stock dividend, reverse stock split, recapitalization, business combination, rights or other offering or otherwise; provided that such shares of Common Stock shall cease to be Registrable Securities when: (A) such shares shall have been sold pursuant to a registration statement or Rule 144 (in which case, only such shares that have been sold shall cease to be Registrable Securities), (B) in the opinion of counsel to PMF, all such Registrable Securities shall have become eligible for sale by PMF pursuant to Rule 144, without being subject to condition or restriction or (C) such Registrable Securities shall have ceased to be outstanding.
     “Registration Expenses” shall mean any and all expenses related to or arising from the Company’s performance of or compliance with its obligations under this Agreement to effect the registration of Registrable Securities in the Shelf Registration, including all registration, filing, securities exchange listing and FINRA fees, all registration, filing, qualification and other fees and expenses of complying with federal and state securities laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, and any and all fees and disbursements customarily paid by issuers. Registration Expenses shall not include Selling Expenses.
     “Rule 144” shall mean Rule 144 promulgated by the Commission under the Securities Act, and any successor provision thereto.
     “Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Selling Expenses” shall mean all fees and expenses of any legal counsel, accountants and other representatives of PMF or other seller of Registrable Securities and all commissions or transfer taxes, if any, with respect to the Registrable Securities.
     “Shelf Registration” shall mean the registration of Registrable Securities under the Securities Act made in accordance with Section 2.
     “Shelf Registration Statement” shall have the meaning set forth in Section 2(a).
     “Trading Day” shall mean a day on which trading actually takes place on the principal exchange on which the Common Stock is traded.
          b. Interpretation. As used in this Agreement, except to the extent that the context otherwise requires:
               (i) when a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement unless otherwise indicated;
               (ii) the headings and subheadings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
               (iii) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;
               (iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
               (v) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
               (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

               (vii) references to a Person are also to its permitted successors and assigns; and
               (viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
     Section 2. Shelf Registration.
          a. Shelf Registration Statement. As soon as reasonably practicable after the Closing Date, but in no event later than 10 days after the Closing Date, the Company shall file with the Commission a shelf registration statement under the Securities Act on Form S-3 (or any similar or successor form) exclusively for the resale, from time to time, of all of the Registrable Securities (the “Shelf Registration Statement”).
          b. Effectiveness. The Company shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable after the date on which it is filed with the Commission, but in no event later than 30 days after the Closing Date.
          c. Continued Effectiveness. The Company shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective for the period beginning on the date on which the Shelf Registration Statement is declared effective (the “Effective Date”) and ending on the date that is the earlier of (i) two years after the Effective Date and (ii) the date on which all of the Registrable Securities registered under the Shelf Registration Statement cease to be Registrable Securities. During the period that the Shelf Registration Statement is effective, the Company shall supplement or make amendments to the Shelf Registration Statement, if required by the Securities Act, and shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.
          d. Effectiveness Failure; Maintenance Failure. If (i) the Shelf Registration Statement is not declared effective by the Commission by the Effectiveness Deadline (an “Effectiveness Failure”) or (ii) on any date after the Effective Date, sales of any Registrable Securities cannot be made pursuant to the Shelf Registration Statement (including, because of a failure to keep the Shelf Registration Statement effective, failure to disclose such information as is necessary for sales to be made pursuant to the Shelf Registration Statement, failure to register a sufficient number of shares of Common Stock or failure to maintain the listing of the Common Stock on the Nasdaq Global Market but excluding the inability of PMF to sell the Registrable Securities covered thereby due to market conditions) other than as a result of a breach of this Agreement by PMF (a “Maintenance Failure”), the Company shall make payments to PMF, as liquidated damages reflecting a reasonable approximation of the uncertain damages by reason of the delay or reduction of PMF’s ability to sell the Registrable Securities, in an amount in cash equal to [...***...] on each of the following dates (x) in the case of an Effectiveness Failure, every 30th day (pro rated for shorter periods) after an Effectiveness Failure occurs and until such Effectiveness Failure is cured and (y) in the case of a Maintenance Failure, every 30th day (pro rated for shorter periods) after a Maintenance Failure occurs and until such Maintenance Failure is cured. Such payments are referred to in this Agreement as “Liquidated Damages”. The parties agree that (1) in no event shall the Company be liable in any 30-day period for Liquidated Damages under this Agreement in excess of [...***...] and (2) the maximum aggregate Liquidated Damages payable under this Agreement shall be [...***...]. The Effectiveness Deadline shall be extended without default or Liquidated Damages hereunder in the event that the Company’s failure to obtain the effectiveness of the Shelf Registration Statement prior to the Effectiveness Deadline results from the failure of PMF or its affiliates, agents or representatives (including its accountants) to timely provide the Company with information reasonably requested by the Company and necessary to complete the Shelf Registration Statement in accordance with

***	Confidential Treatment Requested

the requirements of the Securities Act. The Company shall not be required to pay Liquidated Damages allocable to any day on which an Effectiveness Failure or Maintenance Failure exists or existed solely as a result of any action by PMF that is intended to restrain, enjoin or otherwise delay any registration of Registrable Securities.
          e. Registration Expenses. All Registration Expenses incurred in connection with the Shelf Registration shall be paid by the Company. All Selling Expenses shall be borne by the applicable seller.
     Section 3. Registration Procedures. Without limiting the Company’s obligations under Section 2, the Company will, as expeditiously as possible, use its reasonable best efforts to:
          a. prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and any Prospectus used in connection therewith as may be necessary to maintain the effectiveness of the Shelf Registration Statement and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Shelf Registration Statement, in accordance with the intended methods of disposition thereof for the applicable period specified in Section 2;
          b. promptly notify PMF:
               (i) when the Shelf Registration Statement or any Prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to the Shelf Registration Statement or any post-effective amendment thereto, when the same has become effective;
               (ii) of any written comments from the Commission with respect to any filing referred to in clause (i) and of any written request by the Commission for amendments or supplements to the Shelf Registration Statement or Prospectus;
               (iii) of the notification to the Company by the Commission of its initiation of any proceeding with respect to the issuance by the Commission of, or of the issuance by the Commission of, any stop order suspending the effectiveness of the Shelf Registration Statement; and
               (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities laws of any jurisdiction;
and, in the case of clauses (ii), (iii) and (iv), promptly use its reasonable best efforts (A) to respond satisfactorily to the Commission and to file promptly any necessary amendments, (B) to avoid the issuance of any stop order or to obtain its withdrawal if such stop order should be issued and (C) to obtain the withdrawal of any such suspension of qualification.
          c. furnish to PMF such number of conformed copies of the Shelf Registration Statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the Prospectus contained in the Shelf Registration Statement (including each preliminary Prospectus and any summary Prospectus) and any other Prospectus filed under Rule 424 promulgated under the Securities Act relating to the Registrable Securities, and such other documents as PMF may reasonably request to facilitate the disposition of its Registrable Securities;

          d. register or qualify all Registrable Securities covered by the Shelf Registration Statement under such other securities laws of such jurisdictions as PMF shall reasonably request, to keep such registration or qualification in effect for so long as the Shelf Registration Statement remains in effect, and promptly take any other action which may be reasonably necessary or advisable to enable PMF to consummate the disposition in such jurisdictions of the Registrable Securities owned by PMF, except that the Company shall not for any such purpose be required (i) to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this paragraph (d) be obligated to be so qualified, (ii) to subject itself to taxation in any such jurisdiction or (iii) to consent to general service of process in any jurisdiction;
          e. cause all Registrable Securities covered by the Shelf Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable PMF to consummate the disposition of such Registrable Securities;
          f. promptly notify PMF, at any time when a Prospectus relating to its Registrable Securities covered by a the Shelf Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which any Prospectus included in the Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of PMF promptly prepare and furnish to PMF a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
          g. comply with all applicable rules and regulations of the Commission;
          h. as far in advance as is practical before filing the Shelf Registration Statement and all amendments and supplements thereto, furnish PMF copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits) and PMF shall have the opportunity to object to any information pertaining solely to it that is contained therein and the Company will promptly make the corrections reasonably requested by PMF with respect to such information prior to filing the Shelf Registration Statement or any such amendment or supplement thereto;
          i. promptly make available for inspection by PMF and any attorney, accountant or other agent retained by PMF (collectively, the “Inspectors”), if requested, all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with the Shelf Registration Statement. Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the Shelf Registration Statement and PMF enters into a written confidentiality agreement with the Company in a form reasonably acceptable to the Company, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or (iii) the information in such Records has been made generally available to the public. PMF agrees by acquisition of such Registrable Securities that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential. The Company shall not be required to delay the filing of the Shelf Registration Statement or any amendment or supplement thereto as a result of any ongoing review or other diligence inquiry by the Inspectors;
          j. promptly provide a transfer agent and registrar for all Registrable Securities covered by the Shelf Registration Statement and a CUSIP number for all Registrable Securities, in each case not later than the effective date of the Shelf Registration Statement; and
          k. use its reasonable best efforts to cause all Registrable Securities covered by the Shelf Registration Statement to be listed, upon official notice of issuance, on any securities exchange on which any of the securities of the same class as the Registrable Securities are then listed.
     The Company may require PMF, and PMF, as a condition to including its Registrable Securities in such registration, shall, furnish the Company with such information regarding PMF and the distribution of such securities as shall be required to effect the registration of PMF’s Registrable Securities;
     PMF agrees by acquisition of such Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (f) of this Section 3, PMF will forthwith discontinue its disposition of such Registrable Securities pursuant to the Shelf Registration Statement relating to such Registrable Securities until PMF receives copies of the supplemented or amended Prospectus contemplated by paragraph (f) of this Section 3 and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in PMF’s possession of the Prospectus relating to such Registrable Securities current at the time of receipt of such notice.
     Section 4. Holdback Agreements.
          a. By PMF. PMF shall suspend, upon written request of the Company, any disposition of Registrable Securities pursuant to the Shelf Registration Statement and Prospectus during no more than two periods of no more than up to 20 consecutive Trading Days each during any 12-month period to the extent that the Board of Directors of the Company determines in good faith, based on the written opinion of counsel, that the sale of Registrable Securities under the Shelf Registration Statement would be likely to cause a violation of the Securities Act or Exchange Act. Such a request by the Company shall not be deemed to effect a Maintenance Failure and no Liquidation Damages or default shall result from such a request by the Company or compliance by PMF with this Section 4(a).
          b. By the Company. The Company agrees not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to the estimated effective date, and the 90 days after the effective date, of the Shelf Registration Statement (or for such shorter period of time as is sufficient and appropriate, in the opinion of PMF), in order to complete the sale and distribution of the securities included in such registration, except pursuant to registrations on Form S-4 or registered offerings of securities to employees pursuant to any employee benefit plan.
          c. Hedging Arrangements. The restrictions in this Section 4 shall also apply to the entering into of any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of the ownership of the Registrable Securities.
          Section 5. Indemnification.
          a. Indemnification by the Company. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless PMF and each of PMF’s officers, directors, employees, rep-

resentatives, shareholders, members and each other Person, if any, who controls PMF within the meaning of the Securities Act, and each of their respective officers, directors, employees and representatives (each of the foregoing, a “PMF Indemnified Party”), in connection with the Shelf Registration, against any losses, claims, damages, expenses or liabilities (or actions or proceedings in respect thereof, whether or not such PMF Indemnified Party is a party thereto) (together, “Losses”) to which a PMF Indemnified Party may become subject under the Securities Act or otherwise, insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement, any preliminary Prospectus, final Prospectus, or summary Prospectus contained therein or any issuer Free Writing Prospectus, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, or any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act or the Exchange Act or any state securities law, and the Company will reimburse such PMF Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Loss; provided that the Company shall not be liable under this Section 5(a) to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Shelf Registration Statement, preliminary Prospectus, final Prospectus, summary Prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by a PMF Indemnified Party specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a PMF Indemnified Party, and shall survive the transfer of Registrable Securities by PMF.
          b. Indemnification by PMF. PMF shall, to the fullest extent permitted by law, indemnify and hold harmless the Company and each of the Company’s officers, directors, employees, representatives, shareholders, members and each other Person, if any, who controls the Company within the meaning of the Securities Act, and each of their respective officers, directors, employees and representatives (each of the foregoing, a “Company Indemnified Party”) in connection with the Shelf Registration, against any Losses to which a Company Indemnified Party may become subject under the Securities Act or otherwise, insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement, any preliminary Prospectus, final Prospectus or summary Prospectus contained therein, or any amendment or supplement thereto, in each case, concerning PMF, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through a written instrument duly executed by a PMF Indemnified Party specifically stating that it is for use in the preparation thereof or any violation or alleged violation by a PMF Indemnified Party of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act or the Exchange Act or any state securities law; provided, however, that PMF shall not be liable under this Section 5(b) for any amounts in excess of the aggregate amount of net proceeds PMF receives in connection with sales of Registrable Securities pursuant to the Shelf Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any Company Indemnified Party and shall survive the transfer of Registrable Securities by PMF.
          c. Notices of Claims, Etc. Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraph (a) or (b) of this Section 5, such Indemnified Party will, if a claim in respect thereof is to be made against an Indemnifying Party pursuant to such paragraphs, give written notice to the latter of the com-

mencement of such action, provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under the preceding paragraphs of this Section 5, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in and, unless, in the reasonable judgment of any Indemnified Party, a conflict of interest between such Indemnified Party and any Indemnifying Party exists with respect to such claim, to assume the defense thereof, jointly with any other Indemnifying Party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party may participate in such defense at the Indemnified Party’s expense; and provided further that the Indemnified Party or Indemnified Parties shall have the right to employ one counsel to represent it or them if, in the reasonable judgment of the Indemnified Party or Indemnified Parties, it is advisable for it or them to be represented by separate counsel by reason of having legal defenses which are different from or in addition to those available to the Indemnifying Party, and in that event the reasonable fees and expenses of such one counsel shall be paid by the Indemnifying Party. If the Indemnifying Party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for the Indemnified Parties with respect to such claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other Indemnified Parties with respect to such claim, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such additional counsel for the Indemnified Parties. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably delayed or withheld.
          d. Contribution. If the indemnity and reimbursement obligation provided for in any paragraph of this Section 5 is unavailable or insufficient to hold harmless an Indemnified Party in respect of any Losses (or actions or proceedings in respect thereof) referred to therein, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand in connection with statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, PMF shall not be liable under this Section 5(d) for any amounts in excess of the aggregate amount of net proceeds PMF receives in connection with the sales of Registrable Securities pursuant to the Shelf Registration Statement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an Indemnified Party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any Loss which is the subject of this paragraph.

     No Indemnified Party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to any contribution from the Indemnifying Party if the Indemnifying Party was not guilty of such fraudulent misrepresentation.
          e. Other Indemnification. Indemnification similar to that specified in the preceding paragraphs of this Section 5 (with appropriate modifications) shall be given by the Company and PMF in connection with any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority other than the Securities Act. The provisions of this Section 5 shall be in addition to any other rights to indemnification or contribution which an Indemnified Party may have pursuant to law, equity, contract or otherwise.
          f. Indemnification Payments. The indemnification required by this Section 5 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred.
     Section 6. Covenants Relating to Rule 144. The Company covenants that it shall use its reasonable best efforts to file in a timely fashion all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as PMF may reasonably request, all to the extent required from time to time to enable PMF to sell Registrable Securities without registration under the Securities Act pursuant to (i) Rule 144 or (ii) any similar rule or regulation hereafter adopted by the Commission. Upon the request of PMF, the Company will deliver to PMF a written statement as to whether it has complied with such requirements.
     Section 7. Other Registration Rights.
          a. No Existing Agreements. The Company represents and warrants to PMF that there is not in effect on the date hereof any agreement by the Company (other than this Agreement) pursuant to which any holders of securities of the Company have a right to cause the Company to register or qualify such securities under the Securities Act or any securities laws of any jurisdiction that would have the effect of impairing the rights granted herein or would otherwise conflict with any provision of this Agreement.
          b. Future Agreements. The Company shall not hereafter agree with the holders of any securities (other than PMF) issued or to be issued by the Company to register or qualify such securities under the Securities Act or any securities laws of any jurisdiction unless such agreement specifically provides that such holder of such securities may not participate in the Shelf Registration without PMF’s prior written consent, except to the extent expressly permitted by this Agreement.
     Section 8. Mergers, Etc. The Company shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Company shall not be the surviving corporation unless the proposed surviving corporation shall, immediately after such merger, consolidation or reorganization, agree in writing to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to “Registrable Securities” shall be deemed to be references to the securities which PMF and its affiliates would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation or reorganization; provided, however, that the provisions of this Section 8 shall not apply in the event of any merger, consolidation or reorganization in which the Company is not the surviving corporation if PMF and its affiliates are entitled to receive in exchange for their Registrable Securities consideration consisting solely of cash.

     Section 9. PMF Representations and Warranties.
          a. PMF is a limited liability company duly organized and validly existing under the laws of Germany and has all requisite power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now conducted.
          b. PMF has all requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by PMF of the transactions contemplated by this Agreement have been approved by all necessary actions and no other proceedings on the part of PMF are necessary to authorize the execution and delivery of this Agreement by PMF and the performance by PMF of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by PMF and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of PMF, enforceable against PMF in accordance with its terms.
          c. The execution and delivery by PMF of this Agreement and the performance of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in a breach of any provision of the organizational documents of PMF, (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any material contract or other material instrument of any kind to which PMF is now a party or by which PMF may be bound or affected, or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to PMF.
          d. No declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any governmental authority or other Person is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by PMF or the performance by PMF of the obligations under and in accordance with this Agreement.
     Section 10. Company Representations and Warranties.
          a. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted.
          b. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by the Company of the transactions contemplated by this Agreement have been approved by the Board of Directors of the Company and no other corporate or other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by PMF, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
          c. The execution and delivery by the Company of this Agreement and the performance of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in a breach of any provision of the respective certificates of incorporation or bylaws of the Company, (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any material contract or other material instrument of any kind to which the Company is now a party or by which the Company may be bound or affected, or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company.
          d. No declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any governmental authority or other Person is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations under and in accordance with this Agreement.
     Section 11. Miscellaneous.
          a. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (i) when delivered personally or by prepaid overnight courier, with a record of receipt, (ii) the fourth day after mailing if mailed by certified mail, return receipt requested or (iii) the day of transmission, if sent by facsimile or telecopy during regular business hours or the day after transmission, if sent after regular business hours (with a copy promptly sent by prepaid overnight courier with record of receipt or by certified mail, return receipt requested), to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
     If to the Company:
MannKind Corporation
28903 North Avenue Paine
Valencia, California 91355
USA
Fax: +1 661 775 2086
Attention: David Thomson, Esq.
     With a copy to:
Cooley Godward Kronish LLP
4401 Eastgate Mall
San Diego, California 92121
USA
Fax: + 1 858 550 6420
Attention: D. Bradley Peck, Esq.
     If to PMF:
Pfizer Inc.
235 East 42nd Street
New York, New York 10017
USA
Fax: + 1 646 328 3113
Attention: Inderpal Singh

     With copies (which shall not constitute notice) to:
Clifford Chance
Königsallee 59
40215 Düsseldorf
Germany
Fax: +49 211 43 555 600
Attention: Christoph Holstein
                   Lars Benger
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
USA
Fax: +1 212 878 8375
Attention: Benjamin K. Sibbett
                   Karl A. Roessner
          b. Entire Agreement; Amendments and Waiver. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only with the written consent of the Company and PMF. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies that may be available to a party with respect to this Agreement.
          c. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Upon determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.
          d. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by either party without the prior written consent of the other party and any attempted assignment without such consent shall be void. Notwithstanding the foregoing, the rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned to any affiliate of PMF to which PMF may transfer Registrable Securities without the consent of any other party hereto, provided that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned and (ii) any such transferee agrees in writing to be bound by the provisions of this Agreement that apply to PMF.

          e. No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto, their respective successors or permitted assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 5.
          f. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
          g. GOVERNING LAW. THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.
          h. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 11(h) AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 11(a). Such service of process shall have the same effect as if the party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.
          i. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
          j. Termination. The registration rights provided to PMF hereunder, and the Company’s obligation to keep the Shelf Registration Statement effective, shall terminate at such time as there are no Registrable Securities outstanding. Notwithstanding the foregoing, Section 5 and Section 9 shall survive termination of this Agreement.
          k. Compliance. PMF covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with the sales of Registrable Securities pursuant to the Shelf Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in the Shelf Registration Statement.
[Signature page follows.]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

MANNKIND CORPORATION
By:
Name:
Title:

PFIZER MANUFACTURING FRANKFURT GMBH
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

ANNEX 1.1(Q) – SELLER’S GUARANTEES
A.	SELLER’S GENERAL GUARANTEES
The following Sections 1 and 2 of this Annex 1.1(Q) shall apply in the event of a LIP Asset Sale and in the event of a LIP Business Sale:
1.	AUTHORIZATION OF THE SELLER

1.1	On the date hereof and on the Closing Date, subject to the approvals referred to in the Agreement, the execution and performance by the Seller of the Agreement are within the Seller’s corporate powers, do not violate the articles of association of the Seller and will be, prior to the Closing Date, duly authorized by all necessary corporate action on the part of the Seller.

1.2	On the date hereof and on the Closing Date, assuming compliance with any applicable requirements under merger control laws, the execution and performance of the Agreement by the Seller requires no approval or consent by any governmental authority and does not violate any applicable law or decision by any court or governmental authority binding on the Seller.

1.3	On the date hereof, there is no lawsuit, investigation or proceeding pending or, to the Seller’s best knowledge, threatened in writing against the Seller before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by the Agreement.

2.	LEGAL ORGANIZATION OF THE SELLER

2.1	On the date hereof and on the Closing Date, the Seller has been duly established under the laws of the Federal Republic of Germany, and the Seller validly exists under the laws of the Federal Republic of Germany.

2.2	On the date hereof and on the Closing Date, no bankruptcy or insolvency proceedings are pending with respect to the Seller, and no such proceedings have been pending and no circumstances existed according to which the Seller was insolvent and obliged to initiate such proceedings under applicable laws.

2.3	On the date hereof and on the Closing Date, the Seller is a wholly-owned indirect subsidiary of Pfizer Inc.

B.	SELLER’S ADDITIONAL GUARANTEES IN THE EVENT OF A LIP ASSET SALE

In the event of a LIP Asset Sale, the following Sections 3 and 4 of this Annex 1.1(Q) shall apply in addition to Sections 1 and 2 and, if applicable, Sections 17 through 25 of this Annex 1.1(Q):
3.	LIP ASSETS

Except as set forth in Schedule 3, the Seller has good and valid title to, or, in the case of leased or licensed property and assets, valid rights as lessee or licensee in all fixed and current assets which form part of the Assets, free and clear of any liens, pledges, security interests, transfer restrictions, encumbrances, options, or other rights of third parties of whatever kind, except for assets (i) disposed of since 19 February 2009 in the ordinary course of business, (ii) which are subject to vendors’ retention of title rights (Eigentumsvorbehalt) and/or (iii) for which the book value or commercial value does not exceed EUR 10,000 (Euro: ten thousand).

4.	RELATED IP-RIGHTS

4.1	To the best knowledge of the Seller, the Seller has good and valid title to the Related IP-Rights, free and clear of any liens, pledges, security interests, transfer restrictions, encumbrances, options, or other rights of third parties of whatever kind.

4.2	Within the 24 (twenty four) months prior to the date hereof, the Seller has not been served written notice and, to the Seller’s best knowledge, has not been orally informed of formal proceedings relating to the validity, nullification, interference with or voiding of the Related IP-Rights nor are such proceedings pending or, to the Seller’s best knowledge, threatening, and no reason exists to the Seller’s best knowledge that the Related IP-Rights become nullified, declared invalid, unenforceable or void.

4.3	Within the 24 (twenty four) months prior to the date hereof, the Seller has not been served written notice and, to the Seller’s best knowledge, has not been orally informed of formal proceedings commenced by a third party against the Seller asserting an infringement, misappropriation or violation of third party rights by the use of any of the Related IP-Rights nor are such proceedings pending or, to the Seller’s best knowledge, threatening.

4.4	To the Seller’s best knowledge, the Related IP-Rights have been properly maintained and protected until the Closing Date, in particular in relation to applications in a timely manner for renewals and the payment when due of all registration and renewal fees as well as all annuities.

5.	NO OTHER GUARANTEE

In the event of a LIP Asset Sale, aside from the Seller’s Guarantees set out in Sections 1 through 4 and, if applicable, Sections 17 through 25 of this Annex 1.1(Q), the Seller does not give any further express or implied guarantees, especially the Seller does not give any express or implied guarantees regarding the legal, economic or financial position of the Business; especially the Seller does not give any express or implied guarantees in relation to the continuance of the current economic (Vermögens-), financial (Finanz-) and profit position (Ertragslage) of the Business.

C.	SELLER’S ADDITIONAL GUARANTEES IN THE EVENT OF A LIP BUSINESS SALE
In the event of a LIP Business Sale, the following Sections 6 through 15 of this Annex 1.1(Q) shall apply in addition to Sections 1 and 2 and, if applicable, Sections 17 through 25 of this Annex 1.1(Q):
6.	ASSETS

Except as set forth in Schedule 3, the Seller has good and valid title to, or, in the case of leased or licensed property and assets, valid rights as lessee or licensee in all fixed and current assets which form part of the Assets, free and clear of any liens, pledges, security interests, transfer restrictions, encumbrances, options, or other rights of third parties of whatever kind, except for assets (i) disposed of since 19 February 2009 in the ordinary course of business, (ii) which are subject to vendors’ retention of title rights (Eigentumsvorbehalt) and/or (iii) for which the book value or commercial value does not exceed EUR 10,000 (Euro: ten thousand).

7.	EMPLOYEES

7.1	Annex 1.1(G) contains a correct and complete list of employees of the Seller as of the date hereof.

7.2	The Data Room contains a correct and complete list of (i) all balance of interest agreements (Interessenausgleiche) and social plans (Sozialpläne) applicable to the Employees; and (ii) any collective arrangements, whether in the form of general commitments (Gesamtzusagen), standard terms of employment (vertragliche Einheitsregelungen), works agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifverträge) or in any other legal form, in each case applicable to the Employees and material to the operation of the Business (the “Collective Agreements”).

7.3	The Seller has duly complied, to the extent required by law, contract or otherwise, with the provisions of the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz). The Seller has paid all remuneration to Employees or former employees of the Seller entitled to any compensation under the German Act on Employee Inventions or agreements entered into under such Act up to and including the Closing Date.

7.4	Since 6 November 2008, when the Seller’s headcount was 173 Employees (without apprentices), the Seller has not paid, or, other than the promise to Employees who left since then to benefit from the social plan once finalized, agreed to pay, to any of the Employees Termination Payments exceeding the amounts provided for by the “Personal- und Sozialpolitische Rahmenvereinbarung” (PSR) of 29 September 2004 or as determined in accordance with this Agreement. To the Seller’s best knowledge, the Data Room contains a true and complete copy of the Personal- und Sozialpolitische Rahmenvereinbarung (PSR) of 29 September 2004.

7.5	As of the date hereof, Schedule 7.5 contains a complete list of labor law disputes pending before a court or a arbitration committee (Einigungsstelle) that are: (i) labour disputes against the Seller in connection with the Employees exceeding EUR 30,000.00 (Euro: thirty thousand), or (ii) disputes on the preservation of the current status (Bestandschutzstreitigkeiten), or (iii) proceedings which relate to claims arising from Pension Schemes or other benefit schemes with an amount in dispute exceeding EUR 30,000.00 (Euro: thirty thousand), or (iv) all pending disputes with works councils or similar bodies (betriebsverfassungsrechtliche oder ähnliche Gremien).

8.	PENSIONS

Other than under the Collective Agreements and under statutory law there exist no plans (Vereinbarungen und Zusagen), whether of collective or individual nature regarding company pensions (betriebliche Altersversorgung), under which the Seller has any obligations vis-à-vis the Employees and/or their dependants to provide company pension benefits, whether directly or via an external funding vehicle (including, without limitation, Direktversicherung, Pensionskasse, Pensionsfonds and Unterstützungskasse) (“Pension Schemes”).

9.	COMPLIANCE

To the Seller’s best knowledge and except as listed in Schedule 9, the material operational activities of the Business have, to the extent legally required been approved by governmental authorities. Except as listed in Schedule 9, the Seller is not aware of any facts leading to the assumption that key permits will expire or will have to be renewed within a period of 2 years after the date hereof due to expiry of a fixed term or threatened revocation. Except for the facts listed in Schedule 9, the Seller is not aware of any material unsettled complaints by public authorities or private third parties in relation to the operational activities of the Company. For the purpose of this Section 9, materiality shall mean any costs and expenses incurred in connection with rectification and remedial measures in excess of EUR 200,000 (Euro: two hundred thousand) (net) in the individual case.

10.	ENVIRONMENTAL

10.1	Except as disclosed in Schedule 10, to the Seller’s best knowledge, in the last three years (i) the Seller has not received any written order from any governmental authority lawfully requiring the remediation of an Environmental Matter on the property held or used by the Business and (ii) no administrative or governmental action, suit, investigation or proceeding has been asserted in writing against the Seller which would result in such an order and is still pending or has been asserted against the Seller which alleges that the Seller is currently materially violating any Environmental Law.

10.2	“Environmental Law” means any law, statutes or other binding regulations imposing liability, or standards of conduct, for the protection of the environment or the use, handling generation, manufacturing, storage or disposal of dangerous substances and preparations as defined in Article 2 para (2) of the European Community Council Directive 67/548 EEC, to the extent applicable to the business of the Company, in each case as in effect on the date hereof and as enforced and interpreted by the competent authorities on the date hereof.

11.	CONTRACTS

11.1	Annex 1.1(E) contains a true, correct and complete list of all contracts, which are material to the operation of the Business as presently conducted.

11.2	To the Seller’s best knowledge, the Contracts have validly been entered into on behalf of the Seller and are unaltered and in full force and effect on the date hereof.

12.	RELATED IP-RIGHTS

12.1	To the best knowledge of the Seller, the Seller has good and valid title to the Related IP-Rights, free and clear of any liens, pledges, security interests, transfer restrictions, encumbrances, options, or other rights of third parties of whatever kind.

12.2	Within the 24 (twenty four) months prior to the date hereof, the Seller has not been served written notice and, to the Seller’s best knowledge, has not been orally informed of formal proceedings relating to the validity, nullification, interference with or voiding of the Related IP-Rights nor are such proceedings pending or, to the Seller’s best knowledge, threatening, and no reason exists to the Seller’s best knowledge that the Related IP-Rights become nullified, declared invalid, unenforceable or void.

12.3	Within the 24 (twenty four) months prior to the date hereof, the Seller has not been served written notice and, to the Seller’s best knowledge, has not been orally informed of formal proceedings commenced by a third party against the Seller asserting an infringement, misappropriation or violation of third party rights by the use of any of the Related IP-Rights nor are such proceedings pending or, to the Seller’s best knowledge, threatening.

12.4	To the Seller’s best knowledge, the Related IP-Rights have been properly maintained and protected until the Closing Date, in particular in relation to applications in a timely manner for renewals and the payment when due of all registration and renewal fees as well as all annuities.

13.	HERITABLE BUILDING RIGHT

13.1	Third-Party Rights
13.1.1	Except for the rights and encumbrances listed in Schedule 13.1.1 or specified in this Agreement, the Heritable Building Right is, on the Closing Date, free and clear of all rights of third parties, claims, land charges including ancient rights (altrechtliche Dienstbarkeiten) mortgages, servitudes, other rights in rem, public building charges (Baulasten), in each case which would be required to be recorded (eintragungsbedürftig) in the land register (Grundbuch) or in the heritable building right register (Erbbaugrundbuch) as well as covenants, options or lease agreements (Mietvertrag, Pachtvertrag, Leihe).

13.1.2	As of the date hereof and on the Closing Date, no applications for registration to the Heritable Building Right Register or the related public building charges register are pending nor are there any rights, changes in rights or other issues which require registration but have not been registered.

13.1.3	As of the date hereof and on the Closing Date, there are no pending sales of the Heritable Building Right, other than pursuant to this Agreement.

13.2	Ground and Building
13.2.1	There is no superstructure (Überbau) existing from adjacent land (Grundstück, Erbbaurecht) onto the Heritable Building Right and/or the Property nor from the Heritable Building Right to adjacent land (Grundstück, Erbbaurecht).

13.2.2	All buildings including technical installations, fixtures, fittings and other improvements (the “Buildings”) on the Heritable Building Right are in good operating condition (subject to usual wear and tear).

13.2.3	No direct or indirect subsidies have been granted with regard to the Heritable Building Right.
13.3	Compliance with Public Law (öffentliches Recht)

To the best knowledge of the Seller, the Buildings on the Heritable Building Right and their use are in material compliance with public law (öffentliches Recht).

13.4	Use of the Heritable Building Right
13.4.1	A true and complete copy of the Heritable Building Right Agreement was available at the notarization of this Agreement.

13.4.2	The Heritable Building Right and the Heritable Building Right Agreement are valid and binding with respect to the Seller and neither has been terminated (gekündigt), suspended by agreement (einvernehmlich aufgehoben) or challenged in writing (schriftlich angefochten), in whole or in part, as of the date hereof.
14.	OPTION RIGHT

14.1	A true and complete copy of the Option Agreement was available at the notarization of this Agreement.

14.2	The Option Right and the Option Agreement are binding and valid with respect to the Seller and neither has been terminated (gekündigt), suspended by agreement (einvernehmlich aufgehoben) or challenged in writing (schriftlich angefochten), in whole or in part, as of the date hereof.

15.	LEASE AGREEMENTS

15.1	Schedule 15.1 contains true and complete copies of all lease agreements comprised in the Contracts entered into between the Seller and third parties (includ-

ing Infraserv) on the lease and/or sublease of real estate premises (the “Lease Agreements”).

15.2	The Lease Agreements are binding and valid with respect to the Seller, except for potential written form defects, and none have been terminated (gekündigt), suspended by agreement (einvernehmlich aufgehoben) or challenged in writing (schriftlich angefochten), in whole or in part, as of the date hereof.

16.	NO OTHER GUARANTEE

In the event of a LIP Business Sale, aside from the Seller’s Guarantees set out in Sections 1 and 2, 6 through 15 and, if applicable, Sections 17 through 25 of this Annex 1.1(Q), the Seller does not give any further express or implied guarantees, especially the Seller does not give any express or implied guarantees regarding the legal, economic or financial position of the Business; especially the Seller does not give any express or implied guarantees in relation to the continuance of the current economic (Vermögens-), financial (Finanz-) and profit position (Ertragslage) of the Business.

D.	SELLER’S ADDITIONAL GUARANTEES IN THE EVENT THAT CONSIDERATION SHARES COMPRISE ANY PORTION OF THE PURCHASE PRICE
The following Sections 17 through 25 of this Annex 1.1(Q) shall apply in the event that Consideration Shares comprise any portion of the Purchase Price.
17.	INVESTMENT PURPOSE

Seller is purchasing the Consideration Shares for its own account and not with a present view toward the public sale or distribution thereof and has no present intention of selling or distributing any of such Consideration Shares or any arrangement or understanding with any other Person regarding the sale or distribution of such Consideration Shares except in all such cases as contemplated by the Registration Rights Agreement or as otherwise would not result in a violation of the Securities Act.

18.	RELIANCE ON EXEMPTIONS

Seller understands that the Consideration Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal securities laws and that MannKind Corp. is relying upon the truth and accuracy of, and Seller’s compliance with, the guarantees of Seller set forth in this Section D in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Consideration Shares.

19.	RECEIPT OF INFORMATION

Seller acknowledges that it has been furnished with all relevant materials relating to the business, finances and operations of MannKind Corp. that the Seller has determined are necessary to make an investment decision, and materials relating to the offer and sale of the Consideration Shares, that have been requested by Seller, and Seller has had the opportunity to review the publicly available MannKind SEC Documents. Seller has been afforded the opportunity to ask questions of, and to receive answers from, officers and employees of MannKind Corp. concerning MannKind Corp. and the Consideration Shares. MannKind Corp. acknowledges and agrees that no such inquiries nor any other investigation conducted by or on behalf of Seller or its representatives or counsel shall modify, amend or affect Seller’s right to rely on the truth, accuracy and completeness of the MannKind SEC Documents or any other materials furnished to Seller by MannKind Corp. or its representatives or counsel in connection herewith, or on the guarantees of MannKind Corp. contemplated by this Agreement.

20.	ACKNOWLEDGEMENT OF RISK

20.1	Seller acknowledges and understands that its investment in the Consideration Shares involves a significant degree of risk, including, without limitation, (i) MannKind Corp. remains a development stage business with limited operating history; (ii) an investment in MannKind Corp. is speculative, and only those who can afford the loss of their entire investment should consider investing in MannKind Corp. and the Consideration Shares; (iii) Seller may not be able to liquidate its investment; (iv) transferability of the Consideration Shares is extremely limited; (v) in the event of a disposition of the Consideration Shares, Seller could sustain the loss of its entire investment; (vi) MannKind Corp. has not paid any dividends on its Common Stock since inception and does not anticipate the payment of dividends in the foreseeable future; and (vii) that such risks, and others applicable to MannKind Corp., are more fully set forth in the MannKind SEC Documents;

20.2	Seller is able to bear the economic risk of holding the Consideration Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Consideration Shares; and

20.3	Seller has, in connection with Seller’s decision to purchase Consideration Shares, not relied upon any representations or other information (whether oral or written) other than as set forth in this Agreement, the annexes hereto and in the MannKind SEC Documents.

21.	GOVERNMENTAL REVIEW

Seller understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Consideration Shares or an investment therein.

22.	TRANSFER OR RESALE

Seller understands that:

22.1	the Consideration Shares have not been and are not being registered under the Securities Act or any applicable state securities laws (other than in each case as contemplated in the Registration Rights Agreement) and may not be resold by Seller unless (i) the resale of the Consideration Shares is registered pursuant to an effective registration statement under the Securities Act; or (ii) Seller has delivered to MannKind Corp. an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Consideration Shares to be resold by the Seller may be resold by the Seller pursuant to an exemption from or in a transaction not subject to such registration, which opinion delivery requirement shall not apply if Seller is transferring Consideration Shares to an affiliate (as defined in Rule 405 promulgated under the Securities Act); or (iii) the Consideration Shares are resold by the Seller pursuant to Rule 144 (as defined in the Registration Rights Agreement); and

22.2	except as set forth in the Registration Rights Agreement, neither MannKind Corp. nor any other Person is under any obligation to register the resale of the Consideration Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

23.	LEGENDS

Seller understands that the certificates representing the Consideration Shares will bear a restrictive legend in substantially the following form (and that MannKind Corp. may cause a stop-transfer order to be placed against transfer of the certificates for such Consideration Shares if the transfer of such Consideration Shares violates the restrictions contained in such legend):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH PURPOSE UNDER APPLICABLE SECURITIES

LAWS, OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

24.	BROKERS OR FINDERS

Seller has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and Seller has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

25.	NO TRADES

Since February 13, 2009, Seller has not purchased, sold or otherwise traded in, including any short sales, the Common Stock, nor has Seller caused any Person to purchase, sell or otherwise trade in, including any short sales, the Common Stock.

ANNEX 11.2 – LIMITATIONS ON LIABILITY
1.	TIME LIMITATION

1.1	No Party shall be liable for any Claim unless it receives from the Party invoking the Claim written notice (within 30 days of becoming aware of the matter, fact or circumstance giving rise to the Claim containing reasonable details of the Claim including any estimate of the amount of the Claim):
1.1.1	Prior to the first Business Day following the fifth anniversary of the Closing Date in the case of a Title and Capacity Guarantee Claim; or

1.1.2	prior to the first Business Day following the first anniversary of the Closing Date in the case of any other Claim.
After the expiry of the limitation periods set out under 1.1(a) and 1.1(b) the relevant Claims shall be time-barred (verjährt).

1.2	Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn six months after the notice is given pursuant to Section 1.1 of this Annex 11.2 or, in the case of a contingent liability, six months after that liability becomes an actual liability, unless legal proceedings in respect of it have been commenced by being both issued and served. No new Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Claim. § 203 BGB is excluded.

2.	THRESHOLDS

The Seller shall only be liable for a Claim resulting from a Breach if

2.1	the amount of the liability pursuant to a single Claim for Breach exceeds a threshold of EUR 20,000 (Euro: twenty thousand) (in which case the Purchaser shall be entitled to claim for the entire amount and not merely the excess); and

2.2	the aggregate amount of the liability of the Seller for all Breaches for which the individual liability exceeds the threshold pursuant to Section 2.1 of this Annex 11.2 exceeds the threshold of EUR 250,000 (Euro: two hundred fifty thousand) (Freibetrag), it being understood that if the later threshold is exceeded, the Purchaser is only entitled to claim for the exceeding amount.

3.	MAXIMUM LIMIT FOR CLAIMS RESULTING FROM A BREACH

The aggregate amount of the liability of the Seller for Claims resulting from Breaches shall be limited to 20% (twenty percent) of the Purchase Price.

4.	PURCHASER’S KNOWLEDGE

4.1	The Seller shall not be liable for a Seller’s Guarantee being untrue and/or incorrect, if
1.1.1	(i) the underlying facts of such untrue and/or incorrect Seller’s Guarantee have been duly and fully disclosed to the Purchaser or the representatives or advisers of the Purchaser prior to the date hereof by providing the Information, or (ii) at the date hereof the Purchaser or the representatives or advisers of the Purchaser otherwise know, or fail to know due to gross negligence, of such underlying facts;

1.1.2	the Closing occurs although the Purchaser has actual knowledge or fails to know due to gross negligence (grobe Fahrlässigkeit) about the underlying facts of an untrue and/or incorrect Seller’s Guarantee without expressly reserving, at the Closing, the rights of the Purchaser resulting from the untrue and/or incorrect Seller’s Guarantee under the Agreement.
5.	CONTINGENT LIABILITIES

If any Claim is based upon a liability which is contingent only, the Seller shall not be liable to make any payment unless and until such contingent liability seizes to be contingent (but the Purchaser has the right under Section 1.1 of this Annex 11.2 to give notice of that Claim before such time).

6.	DUTY TO MITIGATE

6.1	The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it or the Business may suffer in consequence of any Breach or any fact, matter, event or circumstance likely to give rise to a Claim.

6.2	The Seller shall not be liable for a Breach if and to the extent the damage incurred by the Purchaser results from a failure of the Purchaser to take reasonable steps to mitigate damages pursuant to § 254 BGB.

7.	INSURED CLAIMS

The Seller shall not be liable for a Breach if the damage incurred by the Purchaser (i) has actually been recovered under existing insurance policies, or (ii) has actually been recovered from third parties.

8.	NO DOUBLE RECOVERY

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of anyone liability, loss, cost, shortfall, damage, deficiency, Breach or other settled circumstances which gives rise to more than one Claim.

9.	SELLER’S KNOWLEDGE

If Seller’s Guarantees are given “to the Seller’s best knowledge”, the Seller is only liable if any of the persons listed in Schedule 9 has at the date hereof (i) actual knowledge (positive Kenntnis) or (ii) fail to know due to gross negligence (grobe Fahrlässigkeit) of the facts leading to the respective Seller’s Guarantee being untrue or incorrect.

10.	PURCHASER’S KNOWLEDGE

If Purchaser’s Guarantees are given “to the Purchaser’s best knowledge”, the Purchaser is only liable if any of the persons listed in Schedule 10 has at the date hereof (i) actual knowledge (positive Kenntnis) or (ii) fail to know due to gross negligence (grobe Fahrlässigkeit) of the facts leading to the respective Purchaser’s Guarantee being untrue or incorrect.

11.	PURCHASER TO RECOVER BENEFITS FROM THIRD PARTIES

Where the Purchaser or any of its affiliates is entitled to recover from a third party a sum which indemnifies or compensates the Purchaser (in whole or in part) in respect of the liability or loss which is the subject of a Claim, the Purchaser shall take all reasonable steps to enforce such recovery and keep the Seller informed of the progress of any action taken. Any actual recovery (net of any taxation and less any reasonable costs of recovery) shall reduce the Claim to the extent of that recovery.

12.	CHANGES IN LEGISLATION OR TAX

The Seller shall not be liable to the Purchaser for any Claim if the damage incurred results from or is increased by the passing of, or any change in, after the date hereof, any law, rule, regulation or administrative practice of any government, governmental authority, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of taxes or any imposition of taxes or any withdrawal or relief from taxes not actually in effect at the date hereof.

13.	BENEFITS

Any amount to be recovered in relation to a Claim for Breach shall be reduced by all present or actual future advantages and benefits of the Purchaser related to the damage. This includes that the Seller’s obligation to pay damages shall be reduced by any tax saving or tax deductions which may actually be obtained by the Purchaser by deducting for tax purposes any amount with respect to such damage.

14.	ATTRIBUTION

The Seller shall not be liable for the correctness of any oral or written statements made by (i) the consultants of the Seller, or (ii) the managing directors, employees or consultants of the Seller or Pfizer Group in particular, if made during the due diligence and the knowledge of such persons cannot be attributed to the Seller, unless expressly provided otherwise in the Agreement.

15.	APPLICABILITY

The provisions of this Annex 11.2 shall not apply to the Seller’s liability arising from a failure to comply with the obligations of the Seller to transfer title to the Assets to the Purchaser free and clear of encumbrances as set forth in the Agreement, provided, however, that such liability of the Seller shall be limited, together with any other liability of the Seller under the Agreement, to an aggregate amount equal to the Purchase Price.

ANNEX 12(A) – PURCHASER’S GUARANTEES
1.	AUTHORIZATION OF THE PURCHASER

1.1	On the date hereof and on the Closing Date the execution and performance by the Purchaser of the Agreement are within the Purchaser’s corporate powers, do not violate the articles of association of the Purchaser and will be, prior to the Closing Date, duly authorized by all necessary corporate action on the part of the Purchaser.

1.2	On the date hereof and on the Closing Date, assuming compliance with any applicable requirements under merger control laws, the execution and performance of the Agreement by the Purchaser requires no approval or consent by any governmental authority and does not violate any applicable law or decision by any court or governmental authority binding on the Purchaser.

1.3	On the date hereof and on the Closing Date, there is no lawsuit, investigation or proceeding pending or, to the Purchaser’s best knowledge, threatened in writing against the Purchaser before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by the Agreement.

2.	LEGAL ORGANIZATION OF THE PURCHASER

2.1	On the date hereof and on the Closing Date, the Purchaser has been duly established under the laws of Germany and the Purchaser validly exists under the laws of Germany.

2.2	On the date hereof and on the Closing Date, no bankruptcy or insolvency proceedings are pending with respect to the Purchaser.

ANNEX 12(B) – MANNKIND CORP.’S GUARANTEES
PART I
1.	AUTHORIZATION OF MANNKIND CORP.

1.1	On the date hereof and on the Closing Date the execution and performance by MannKind Corp. of the Agreement are within MannKind Corp.’s corporate powers, do not violate the certificate of incorporation of MannKind Corp. and will be, prior to the Closing Date, duly authorized by all necessary corporate action on the part of MannKind Corp.

1.2	On the date hereof and on the Closing Date, assuming compliance with any applicable requirements under merger control laws, the execution and performance of the Agreement by MannKind Corp. requires no approval or consent by any governmental authority and does not violate any applicable law or decision by any court or governmental authority binding on MannKind Corp.

1.3	On the date hereof and on the Closing Date, there is no lawsuit, investigation or proceeding pending or, to MannKind Corp.’s best knowledge, threatened in writing against MannKind Corp. before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by the Agreement.

2.	LEGAL ORGANIZATION OF MANNKIND CORP.

2.1	On the date hereof and on the Closing Date, MannKind Corp. has been duly incorporated under the laws of the State of Delaware and MannKind Corp. validly exists under the laws of the State of Delaware.

2.2	On the date hereof and on the Closing Date, no bankruptcy or insolvency proceedings are pending with respect to MannKind Corp.

2.3	Neither the Seller nor a company of the Seller Group has or shall have any liability or otherwise suffer or incur any loss, cost or damage as a result of or in connection with any brokerage or finder’s fee or other commission of any person retained by MannKind Corp. or its affiliates in connection with any of the transactions contemplated in the Agreement.
PART II
1.	CAPITALIZATION

1.1	The authorized capital stock of MannKind Corp. consists of 150,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. At the close of business on 3 March 2009, (i) 102,036,007 shares of Common Stock were issued and outstanding and (ii) no shares of preferred stock were issued and outstanding. All outstanding shares of capital stock of MannKind Corp. have been duly authorized and validly issued and are fully-paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

1.2	The Consideration Shares to be issued to the Seller as contemplated by this Agreement will, upon such issuance, be validly issued, fully-paid and nonassessable.

2.	VOTE REQUIRED

Except as may be required to increase the amount of authorized but unissued shares of Common Stock of MannKind Corp. or to comply with the rules and regulations of the NASDAQ Global Market (each, a “Shareholder Vote Requirement”), no vote of any holders of any class or series of capital stock of or other equity interests in MannKind Corp. is necessary to approve the issuance of the Consideration Shares to the Seller.

3.	SEC REPORTS AND FINANCIAL STATEMENTS

3.1	MannKind Corp. has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2007 (collectively, the “MannKind SEC Documents”). The MannKind SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, as of the date of their respective filings with the SEC. MannKind Corp.’s Annual Report for the period ending December 31, 2008, filed with the SEC on February 27, 2009 on Form 10-K (the “2008 10-K”), (i) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act as of the date of its filing with the SEC.

3.2	The financial statements of MannKind Corp. included in the 2008 10-K, including any related notes thereto, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of MannKind Corp. as of the dates thereof and the results of its operations and cash flows for the periods indicated.

4.	LISTING AND MAINTENANCE REQUIREMENTS

MannKind Corp. is in compliance with each of the requirements of the NASDAQ Global Market for the continued listing of its Common Stock listed thereon and there is no action, proceeding or investigation before the NASDAQ Global Market or, to MannKind Corp.’s best knowledge, threatened or contemplated by the NASDAQ Global Market that could reasonably be expected to result in the termination of such listing.

5.	ABSENCE OF CERTAIN CHANGES OR EVENTS

Except as disclosed in the 2008 10-K (except for the forward-looking statements and risk factors contained therein and except for any information incorporated therein by reference), since December 31, 2008, (i) there has not been any event, circumstance, change or effect that has had or reasonably would be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of MannKind Corp. taken as a whole or on the ability of MannKind Corp. to perform its obligations hereunder, or that would prevent or delay the consummation of the transactions contemplated hereby and (ii) the business of MannKind Corp. and its subsidiaries has been conducted only in the ordinary course.

6.	TAKEOVER DEFENSES

MannKind Corp. is not a party to a shareholder rights plan (poison pill).

7.	SHELF ELIGIBILITY

MannKind Corp. is eligible to use Form S-3 for registration under the Securities Act of the Consideration Shares for the sale by the Seller of such shares. There is no fact or current or prior circumstance or event that would be reasonably likely to cause MannKind Corp. to become ineligible to use Form S-3 for such purpose, including to comply with its obligations under the Registration Rights Agreement.

8.	NO SOLICITATION

Neither MannKind Corp. nor any of its affiliates, or any Person acting on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer and sale of Consideration Shares to the Seller.

Execution Version
PFIZER MANUFACTURING FRANKFURT GMBH
PFIZER INC.
MANNKIND DEUTSCHLAND GMBH
(previously: RM 2875 Vermögensverwaltungs GmbH)
AND
MANNKIND CORPORATION

AMENDMENT AGREEMENT TO THE LIP ASSET OR BUSINESS
SALE AND PURCHASE AGREEMENT

THIS AMENDMENT AGREEMENT TO THE LIP ASSET OR BUSINESS SALE AND PURCHASE AGREEMENT is made on 3 April 2009
BETWEEN
(1)	Pfizer Manufacturing Frankfurt GmbH, with statutory seat in Frankfurt am Main, Federal Republic of Germany, registered in the commercial register at the local court of Frankfurt am Main under HRB 81803 (the “Seller”);

(2)	Pfizer Inc., a Delaware corporation with principal executive offices at 235 East 42nd Street, New York, New York 10017, USA (“Pfizer Inc.”);

(3)	MannKind Deutschland GmbH (previously: RM 2875 Vermögensverwaltungs GmbH), with statutory seat in Munich, Federal Republic of Germany, registered in the commercial register at the local court of Munich under HRB 177304 (the “Purchaser”); and

(4)	MannKind Corporation, a Delaware corporation with principal executive offices at 28903 North Avenue Paine, Valencia, CA 91355, USA (“MannKind Corp.”).
WHEREAS
1.	The Parties are parties to the LIP Asset or Business Sale and Purchase Agreement recorded by the notary Dr. Wolfgang Hanf, Frankfurt am Main, deed no. 111 of the notarial roll of Deeds for the year 2009 H (the “Agreement”).

2.	The Parties now desire to amend and/or complement the Agreement.
NOW, therefore, the Parties agree as follows:
1.	DEFINITIONS AND INTERPRETATION

Capitalised terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

2.	AMENDMENTS
Party No. (3) of the LIP ASSET OR BUSINESS SALE AND PURCHASE AGREEMENT shall be amended and replaced as follows (p.4):
(3)	MannKind Deutschland GmbH (formerly: RM 2875 Vermögensverwaltungs GmbH), with statutory seat in Munich, Federal Republic of Germany, registered in the commercial register at the local court of Munich under HRB 177304 (the “Purchaser”); and
Section 1.1 the definition of “Agreement” shall be amended and replaced as follows:

“Agreement”	shall mean the LIP Asset or Business Sale and Purchase Agreement as amended by this Amendment Agreement;
In Section 1.1 after the definition of “AO” a definition shall be inserted as follows:

“Applicable Exchange Rate”	shall have the meaning set forth in Section 7.19;
Section 1.1 the definition of “Closing Memorandum” shall be amended and replaced as follows:

“Closing Memorandum”	shall have the meaning set forth in Section 9.3 or Section 10.3, as the case may be;
In Section 1.1 after the definition of “Common Stock” a definition shall be inserted as follows:

“Compensation Payments”	shall have the meaning set forth in the Infraserv Consent;
Section 1.1 the definition of “Contracts” shall be amended and replaced as follows:

“Contracts”	shall mean the contracts to which the Seller is a party and which relate to the Business and are unperformed (wholly or partly) at the LIP Business Sale Closing Date and which are listed in Annex 1.1(E) as amended pursuant to the Infraserv Consent;
In Section 1.1 after the definition of “Down Payment” a definition shall be inserted as follows:

“Drop Dead Date”	shall have the meaning set forth in Section 5.5;
Section 1.1 the definition of “Heritable Building Right Agreement” shall be amended and replaced as follows:

“Heritable Building Right Agreement”	shall mean the agreement on a heritable building right (Erbbaurecht) as agreed by the HBR 1998 and the HBR 2006 as amended pursuant to the Infraserv Consent;
In Section 1.1 after the definition of “Infraserv” a definition shall be inserted as follows:

“Infraserv Balancing Payments”	shall have the meaning set forth in Section 7.19;
In Section 1.1 after the definition of “Infraserv Balancing Payments” a definition shall be inserted as follows:

“Infraserv Bank Account”	shall mean the Euro account of Infraserv held with [...***...];
Section 1.1 the definition of “Infraserv Consent” shall be amended and replaced as follows:

“Infraserv Consent”	shall mean the agreement between Infraserv, Infraserv Logistics GmbH, the Seller and the Purchaser as recorded by the Notary on 3 April 2009 under notarial deed no. XXX/2009 H;
Section 1.1 the definition of “Infraserv Due Date” shall be amended and replaced as follows:

“Infraserv Due Date”	shall mean 8 April 2009 or such other later date as agreed between the Parties in writing;
Section 1.1 the definition of “Lease Agreements” shall be amended and replaced as follows:

“Lease Agreements”	shall mean the lease agreements attached in Schedule 13.1 to Annex 1.1(Q) as amended pursuant to the Infraserv Consent;
Section 1.1 the definition of “Option Agreement” shall be amended and replaced as follows:

***	Confidential Treatment Requested

“Option Agreement”	shall mean the agreement regarding the Option Right between Infraserv and the Seller dated 29 September 2006 (notarial deed no. B 968/2006 of notary Dr. Annegret Bürkle, Frankfurt am Main) as amended pursuant to the Infraserv Consent;
Section 1.1 the definition of “ROFR-Property” shall be amended and replaced as follows:

“ROFR-Property”	shall mean the in rem right of first refusal (dingliches Vorkaufsrecht) of the Seller with respect to any case of sale of the Property during the term of the Heritable Building Right, registered in section II of the Land Register under serial no. 43, which has been granted pursuant to Section VII of HBR 2006 as amended pursuant to the Infraserv Consent;
Section 5.5 shall be amended and replaced as follows:
If the Closing Conditions have not been satisfied or waived on or before 31 October 2009 at 24:00 hours (the “Drop Dead Date”) the Parties may at their respective absolute discretion (nach freiem Ermessen) jointly agree in writing to extend the Drop Dead Date until 31 December 2009 by the latest (the “Final Drop Dead Date”), or otherwise either the Seller or the Purchaser may each elect to rescind (zurücktreten) this Agreement unless the relevant Party has caused (verschuldet) or is responsible for (vertreten müssen) the failure of the Closing Conditions to be satisfied. In the event of such rescission, (i) the Seller shall promptly return the Down Payment to the Purchaser’s Bank Account, and (ii) neither Party shall have any claim under this Agreement of any nature whatsoever against the other party, except for Claims for breach of the covenants set forth in Section 5.2 and Section 6. Upon rescission by either of the Parties after the Drop Dead Date or, in any case, within five Business Days after the Final Drop Dead Date, the Seller and the Purchaser shall (i) waive any and all rights under the Infraserv Consent and (ii) confirm vis-á-vis Infraserv that they shall not make any further use of the Infraserv Consent and (iii) upon Infraserv’s request, shall conclude with Infraserv and Infraserv Logistics GmbH an agreement confirming that the Infraserv Consent shall become null and void and (iv) in case the Heritable Building Right has been transferred to the Purchaser, the Purchaser shall re-transfer the Heritable Building Right to the Seller.
Section 7.2 shall be amended and replaced as follows:
Promptly upon signing of this Agreement but in any event not later than within 2 (two) Business Days, the Parties shall jointly notify Infraserv of the contingent sale of the Heritable Building Right. The Parties shall use reasonable best efforts to obtain and the Seller shall formally request from Infraserv on or before the Infraserv Due Date in a form required under Section 29 paragraph 1 GBO, among others, (a) Infraserv’s, and Infraserv Logistics GmbH’s consent, as applicable, to the transfer to the Purchaser of (i) the Heritable Building Right in accordance with Section I.4.2 of the HBR 1998, (ii) the ROFR-Property, (iii) the Option Right, and (iv) the Option Right Prenotation, (v) the Prolongation Prenotation, and (vi) the Lease Agreements, and (b) Infraserv’s waiver of its right to terminate the Heritable Building Right and/or the Heritable Building Right Agreement and demand the reversion of the Heritable Building Right (Heimfall) pursuant to Sections I.5.1.4, I.5.2, II.5.3, II.5.4 and II.5.6 of the HBR 1998, all in the form substantially set out in Annex 7.2. The Parties shall promptly (i) engage in joint good faith negotiations with Infraserv to conclude the Infraserv Consent, (ii) provide all information reasonably requested by Infraserv or appropriate to enable Infraserv to decide upon the Infraserv Consent, (iii) notify each other if and when the Infraserv Consent has been obtained, and (iv) provide to the respective other party a copy of the Infraserv Consent. If the Infraserv Consent has not been obtained on or before the Infraserv Due Date, the Parties may at their absolute discretion (nach freiem Ermessen) jointly agree in writing to extend the Infraserv Due Date or shall (i) withdraw their request for Infraserv Consent, (ii) terminate discussions in this respect and (iii) proceed to the LIP Asset Sale Closing.
Section 7.4 Sentence 1 shall be amended and replaced as follows:
Promptly upon granting of the Infraserv Consent (where such granting occurs on or before the Infraserv Due Date) but in any event not later than within 1 (one) Business Day following granting of the Infraserv Consent to the Seller, the Seller shall transmit the Notification to Sanofi-Aventis to start the 2 (two) months period for Sanofi-Aventis to consider exercise of its ROFR.
In Section 7.4 after Sentence 3 a new Sentence 4 shall be inserted which reads as follows:
The Seller and the Purchaser shall promptly notify Infraserv of the ROFR Exercise Notice having been obtained or on any rejection of the ROFR Exercise Notice.
After Section 7.18 a new Section 7.19 shall be inserted which reads as follows:
7.19 On the Business Day preceding the LIP Business Sale Closing Date, the Purchaser shall procure that the following payments (the “Infraserv Balancing Payments”) are made to the Seller’s Bank Account: (i) The balance of (x) the Down Payment converted from US Dollars into Euros at the exchange rate as reported on the Business Day following the day on which the last Closing Condition has been satisfied or waived as quoted in the Wall Street Journal on that date (the “Applicable Exchange Rate”), and (y) [...***...], and (ii) the balance of (x) of the Compensation Payment (as defined in the Infraserv Consent) payable in Euros to Infraserv on the Closing Date and the (y) indemnity payment payable by the Seller to the Purchaser on the Closing Date pursuant to Section 16.3 of the Agreement taking into consideration any reduction occurring between the day after 3 April 2009 and the day before the LIP Business Sale Closing Date. The Seller shall procure to notify the Purchaser on the amount of the Infraserv Balancing Payments on the first day after the day on which the last of the Closing Conditions under Section 5.1 has been satisfied or waived.

***	Confidential Treatment Requested

Section 9.3 shall be amended and replaced as follows:
9.3 After the last of the actions referred to under Section 9.2 has been taken, the Par-ties shall notarize before the acting notary a closing memorandum (the “Closing Memorandum”) including (i) agreements necessary to transfer legal title to the LIP Assets under Section 9.2.10 hereof, and (ii) the confirmation to each other that the Closing Conditions applicable to the LIP Asset Sale Closing have been fulfilled and that the LIP Asset Sale Closing Actions have been taken in accordance with this Agreement.
Section 10.2.10 shall be amended and replaced as follows:
10.2.10 The Purchaser shall deliver to the Seller a copy of the duly executed guarantee of its ultimate parent company, substantially in the form attached to the Infraserv Consent.
After Section 10.2.10 a new Section 10.2.11 shall be inserted which reads as follows:
10.2.11 The Purchaser shall declare before the Notary by way of a separate deed its submission under immediate forced execution (Unterwerfung unter die sofortige Zwangsvollstreckung) in its entire assets with regard to its payment obligations under the Heritable Building Right Agreement in a form substantially complying to the form set forth in Schedule II.1.4(1) or II.1.4(2), as applicable, of the Infraserv Consent.
Section 10.2.11 shall be renumbered to Section 10.2.12
Section 10.2.12 shall be renumbered to Section 10.2.13
Section 10.2.13 shall be renumbered to Section 10.2.14; the new Section 10.2.14 shall be amended and replaced as follows:
10.2.14 The Seller shall (i) convert the Down Payment at the Applicable Exchange Rate from US Dollars to Euros and pay by wire transfer in the name and on behalf of the Purchaser the so converted Down Payment in Euros without any deductions to the Infraserv Bank Account, (ii) simultaneously transfer the amount of the Infraserv Balancing Payments by wire transfer without any deductions in the name and on behalf of the Purchaser to the Infraserv Bank Account, (iii) pay the amount of the indemnity set forth in Section 16.3 as reduced in accordance therewith, and (iv) pay any interest accrued on the Down Payment as designated by the Purchaser or otherwise as directed by the Cash Notification.
Section 10.3 Sentence 1 shall be amended and replaced as follows:
After the last LIP Business Sale Closing Action has been taken, the Parties shall notarize before the acting notary a closing memorandum (the “Closing Memorandum”) including (i) agreements necessary to transfer legal title to the LIP Business Assets under Section 10.2.15 hereof, (ii) an undertaking to execute within a period of 21 Business Days after the Conditions Precedent as defined in the Infraserv Consent having occurred, legally effective written form (Schriftform) amendments to the Lease Agreements by which the Seller and the Purchaser confirm vis-à-vis Infraserv and Infraserv Logistics GmbH the transfer of

EXECUTION VERSION
the respective Lease Agreements to the Purchaser as new lessee, (iii) the assumption of all rights and obligations under the Heritable Building Right Agreement as of the LIP Business Sale Closing Date by the Purchaser, (iv) a confirmation that the Seller and the Purchaser have agreed on the transfer and/or assignment of the Sold Assets (as defined in the Infraserv Consent) to the Purchaser, and (v) the confirmation to each other that the Closing Conditions have been fulfilled and that the LIP Business Sale Closing Actions have been taken in accordance with this Agreement.
After Section 10.3 Sentence 1 a new Sentence 2 shall be inserted which reads as follows:
Upon signing of the Closing Memorandum, the seller and the purchaser shall (i) jointly notify the Notary of the LIP Business Sale Closing date having occurred, (ii) confirm before the Notary in favor of Infraserv that they have agreed on the transfer in rem of the Sold Assets (as defined in the Infraserv Consent) in the form substantially complying with the form set forth in Schedule ii.1.2(1) or ii.1.2(2), as applicable, of the Infraserv Consent and instruct the notary to furnish such confirmation and the notification to Infraserv that the Closing Date has occurred on behalf of the Parties by telecopy and registered mail (Übergabeeinschreiben) jointly to Infraserv and Infraserv Logistics GmbH under the following address: Infraserv GmbH & Co. Höchst KG, Attn.: Dr. Dieter Gentzcke, Leiter Rechtsabteilung, Industrie Park Höchst, Gebäude D-706, 65926 Frankfurt; Fax: +49 (69) 305 23 583 in the form substantially complying to the form set forth in Schedule II.1.1 of the Infraserv Consent, and (iii) instruct the notary to submit the grant to apply for registration given under Section 3.1.4 of the Infraserv Consent and to apply for the registration of the Purchaser as beneficiary of the ROFR-Property in the Land Register.
Section (v) of Section 16.2.6 shall be amended and replaced as follows:
(V) [...***...] per day by which the LIP Asset Sale Closing occurred later than 3 April 2009;
Section 16.3 shall be amended and replaced as follows:
In the event of the LIP Business Sale, the Parties acknowledge that it is the Purchaser’s intention to reduce the production level at the LIP after Closing to ten batches of bulk insulin per calendar year. Infraserv is entitled to overcapacity payments for the drop of utility consumption by the LIP below the level foreseen under the agreements between the Seller and Infraserv comprised in the Con-tracts. Such payments will be calculated in view of the remaining term of these agreements at Closing and will likely need to be prepaid. The Purchaser shall keep the Seller reasonably informed about the progress of discussions regarding the decrease in the production level with Infraserv comprised in the Contracts. The Seller undertakes to bear and indemnify the Purchaser for such overcapacity payments up to a maximum of [...***...]. If Closing occurs after 3 April 2009, such cap shall be reduced by [...***...] per day to reflect the then

***	Confidential Treatment Requested

EXECUTION VERSION
reduced exposure to infraserv due to the shorter remaining term of the contracts. For the avoidance of doubt, this section 16.3 shall not apply in the event of a lip asset sale.
3.	FINAL PROVISIONS

3.1	All the references to the Agreement or any related document or Annex, shall mean the Agreement as amended by this Amendment Agreement. Except as specifically provided for above, the Agreement shall remain in full force and effect in the original form agreed by the Parties, and is hereby ratified and confirmed.

3.2	If any provision of this Amendment Agreement or any provision to be incorporated into this Amendment Agreement is or becomes invalid or impracticable or should a necessary provision not be contained in this Amendment Agreement, the validity of this Amendment Agreement and the remaining provisions of this Amendment Agreement shall remain unaffected. Instead of the invalid or impracticable provision or to bridge the gap, a valid provision is applicable which to the fullest extent possible corresponds to what the parties would have wanted or according to the sense and object of this Amendment Agreement would have agreed if they had known the invalidity or impracticability or had realized the gap.

3.3	This Amendment Agreement shall be exclusively governed by and construed in accordance with the law of the Federal Republic of Germany applicable to parties residing within the Federal Republic of Germany (without regard to the conflicts of law provisions of the law of the Federal Republic of Germany).

3.4	All disputes, controversies or claims arising from or in connection with this Agreement (including questions concerning its validity) shall be finally and exclusively settled according to Section 23.5 of the Agreement.
The notary shall be entitled to execute this deed in extracts in order to present it to the land register.
This recording included has been read to the appeared in the presence of the Notary, was presented to them for inspection together, approved by the appeared and signed by them and the Notary as follows: